Exhibit 10.1

OFFICE LEASE

By and Between

99 HIGH STREET OWNER LLC, a Massachusetts limited liability company

(“Landlord”)

and

ENGENE USA, INC.

a Delaware corporation

(“Tenant”)

dated as of

June 4, 2025

TABLE OF CONTENTS

LEASE OF PREMISES		1
BASIC LEASE PROVISIONS		1
STANDARD LEASE PROVISIONS		4

1.	TERM	4
2.	BASE RENT	4
3.	ADDITIONAL RENT	5
4.	IMPROVEMENTS AND ALTERATIONS	12
5.	REPAIRS	16
6.	USE OF PREMISES	18
7.	UTILITIES AND SERVICES	22
8.	INDEMNIFICATION; INSURANCE	26
9.	FIRE OR CASUALTY	30
10.	EMINENT DOMAIN	31
11.	ASSIGNMENT AND SUBLETTING	32
12.	DEFAULT	38
13.	ACCESS; CONSTRUCTION	44
14.	BANKRUPTCY	45
15.	LANDLORD DEFAULTS	45
16.	SUBORDINATION; ATTORNMENT; ESTOPPEL CERTIFICATES	46
17.	SALE BY LANDLORD; TENANT’S REMEDIES; NONRECOURSE LIABILITY	47
18.	PARKING; COMMON AREAS	48
19.	MISCELLANEOUS	50
20.	[INTENTIONALLY DELETED]	58
21.	RIGHT OF FIRST OFFER	58

LIST OF EXHIBITS

Exhibit A-1	Floor Plan

Exhibit A-2	Legal Description of the Land

Exhibit B	Building Rules and Regulations

Exhibit C	Form of Tenant Estoppel Certificate

Exhibit D	Form of Commencement Letter

Exhibit E	[Intentionally Deleted]

Exhibit F	Tenant Insurance Requirements

Exhibit G	Cleaning Specifications

Exhibit H	Form of Guaranty

-i-

OFFICE LEASE

THIS OFFICE LEASE (this “Lease”) is made between 99 HIGH STREET OWNER LLC, a Massachusetts limited liability company (“Landlord”), and the Tenant described in Item 1 of the Basic Lease Provisions.

LEASE OF PREMISES

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to all of the terms and conditions set forth herein, those certain premises (the “Premises”) described in Item 3 of the Basic Lease Provisions and as shown in the drawing attached hereto as Exhibit A-1. The Premises are located in the Building described in Item 2 of the Basic Lease Provisions. The Building is located on that certain land (the “Land”) more particularly described on Exhibit A-2 attached hereto, which is also improved with landscaping and other improvements, fixtures and common areas and appurtenances now or hereafter placed, constructed or erected on the Land.

BASIC LEASE PROVISIONS

1.	Tenant:	enGene USA, Inc., a Delaware corporation (“Tenant”)

2.	Building:	99 High Street Boston, Massachusetts 02110

3.	Description of Premises:

26,335 rentable square feet, consisting of all of the rentable area on the twenty-sixth (26th) floor of the Building.

The Premises do not include the area above dropped ceilings, below the upper surface of floor slabs or the areas outside of the inner surface of walls and plate glass (the areas above dropped ceilings and outside the inner surface of interior walls are referred to in this Lease as “Installation Areas”).

	Rentable Area of the Premises:	26,335 rentable square feet

	Rentable Area of Building:	731,204 rentable square feet

4.	Tenant’s Proportionate Share:	3.60% (26,335 rsf/731,204 rsf) (See Section 3)

5.	Base Rent:	Lease Year	Per Annum	Per Month
	(See Section 2)	1	$2,027,795.00	$168,982.91
		2	$2,068,350.90	$172,362.57
		3	$2,109,717.91	$175,809.82
		4	$2,151,912.27	$179,326.02
		5	$2,194,950.52	$182,912.54

6.	First Month's Base Rent Payable Upon Execution:	$168,982.91

7.	Letter of Credit Amount:	[Intentionally Deleted]

8.	Base Year for Operating Expenses: Base Year for Real Estate Taxes:	Calendar Year 2026 (See Section 3) Fiscal Year 2026 (i.e., July 1, 2025- June 30, 2026) (See Section 3)

9.	Term:

The period of time commencing on the Commencement Date and expiring on the last day of the calendar month in which the day immediately preceding the fifth (5th) anniversary of the Rent Commencement Date occurs (the “Expiration Date”), unless earlier terminated in accordance with the provisions of this Lease.

10.	Commencement Date:	The date on which the Premises are delivered to Tenant in the Delivery Condition.

	Rent Commencement Date:	The date which is five (5) months after the Commencement Date.
	Scheduled Commencement Date:	The day which is fifteen (15) days after the Effective Date.

11.	Broker(s) (See Section 19(k))

	Landlord’s Broker:	CBRE, Inc.

	Tenant’s Broker:	Colliers

12.	Number of Parking Spaces:	Seven (7) Parking Spaces, on the terms and conditions set forth in Section 18

13.	Address for Notices:

	To: TENANT:	To: LANDLORD:

Prior to the Commencement Date:

	enGene USA, Inc. 200 Fifth Avenue, Suite 4020 Waltham, MA 02451 Attn: Lee Giguere Email: lgiguere@engene.com	99 High Street Owner LLC c/o Synergy 10 Post Office Square, Suite 300 Boston, Massachusetts 02109 Attn: Asset Management

	With a copy to:	With copies to:

	Morgan, Lewis & Bockius LLP One Federal Street Boston, MA 02110 Attn: James L. Black, Esq. Email: james.black@morganlewis.com After the Commencement Date, to the Premises.	legalnotices@synergyboston.com -and- Goulston & Storrs PC One Post Office Square, 25th floor Boston, Massachusetts 02109 Attn: Frank E. Litwin, Esq. flitwin@goulstonstorrs.com
With a copy to:

Morgan, Lewis & Bockius LLP One Federal Street Boston, MA 02110 Attn: James L. Black, Esq. Email: james.black@morganlewis.com

14.	Address for Payment of Rent:

All payments payable under this Lease shall be sent to Landlord at:

99 High Street Owner LLC

c/o Synergy

10 Post Office Square, Suite 300

Boston, Massachusetts 02109

Attn: Asset Management

Or to such other address as Landlord may designate to Tenant from time to time in writing.

15.	Effective Date:	June 4, 2025

16.	The “State”	The Commonwealth of Massachusetts.

17.	Landlord’s Contribution:	$658,375.00, subject to the provisions of Section 4.

18.	Guarantor	enGene Holdings Inc., a Delaware corporation

This Lease consists of the foregoing introductory sections and Basic Lease Provisions, the provisions of the Standard Lease Provisions (the “Standard Lease Provisions”) (consisting of Section 1 through Section 21 which follow) and Exhibit A through Exhibit H, all of which are incorporated herein by this reference. In the event of any conflict between the provisions of the Basic Lease Provisions and the provisions of the Standard Lease Provisions, the Standard Lease Provisions shall control.

STANDARD LEASE PROVISIONS

1.
TERM

(a) Upon the Effective Date, the terms and provisions of this Lease shall be fully binding on Landlord and Tenant. From and after the delivery of the Premises to Tenant, the parties shall be bound by and shall perform all of their respective obligations under this Lease, in accordance with and subject to the terms and conditions hereof, notwithstanding that the Commencement Date has not occurred. The Term of this Lease shall commence on the Commencement Date (as defined in Item 10 of the Basic Lease Provisions. Unless earlier terminated in accordance with the provisions hereof, the Term of this Lease shall be the period shown in Item 9 of the Basic Lease Provisions. As used herein, “Lease Term” or “Term” shall mean the Term referred to in Item 9 of the Basic Lease Provisions, subject to any early termination thereof. The first “Lease Year” shall commence on the Rent Commencement Date and shall end on the last day of the calendar month preceding the month in which the first anniversary of the Rent Commencement Date occurs. Each succeeding Lease Year shall commence on the day following the end of the preceding Lease Year and shall extend for twelve (12) consecutive months; provided, however, the last Lease Year shall expire on the Expiration Date. Unless Landlord terminates this Lease prior to the Expiration Date in accordance with the provisions hereof, Landlord shall not be required to provide notice to Tenant of the Expiration Date. This Lease shall be a binding contractual obligation effective upon execution hereof by Landlord and Tenant, notwithstanding the later commencement of the Term of this Lease.

(b) Upon delivery of the Premises to Tenant in the Delivery Condition, Landlord shall prepare and deliver to Tenant, Tenant’s Commencement Letter substantially in the form of Exhibit D attached hereto (the “Commencement Letter”) which Tenant shall acknowledge by executing a copy and returning it to Landlord. If Tenant fails to sign and return the Commencement Letter to Landlord or to provide any objection to Landlord as to any of the matters set forth in the Commencement Letter within ten (10) Business Days of its receipt from Landlord, the Commencement Letter as sent by Landlord shall be deemed to have correctly set forth the Commencement Date, the Rent Commencement Date, and the other matters addressed in the Commencement Letter. Failure of Landlord to send the Commencement Letter shall have no effect on the Commencement Date, the Rent Commencement Date, and the other matters addressed in the Commencement Letter.

(c) Concurrent with the execution of this Lease, the Guarantor has executed and delivered to Landlord the Guaranty (the “Guaranty”) in the form attached hereto as Exhibit H. The Guaranty shall remain in full force and effect throughout the Term of this Lease.

2.
BASE RENT

(a) Tenant agrees to pay with respect to each calendar month (and proportionately on a per diem basis for any partial calendar month of the Lease Term) from and after the Rent Commencement Date as Base Rent for the Premises the sums shown for such periods in Item 5 of the Basic Lease Provisions. The Term “Base Rent” when used in this Lease shall mean the Base Rent payable during the given period.

(b) Base Rent shall be payable in consecutive monthly installments, in advance, without demand, deduction or offset, commencing on the Rent Commencement Date and continuing on the first (1st) Business Day of each calendar month thereafter until the Expiration Date. The first full monthly installment of Base Rent shall be payable upon Tenant’s execution of this Lease and shall be credited against the Rent next coming due. The obligation of Tenant to pay Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations.

(c) The parties agree that for all purposes hereunder the Premises and the Building shall be stipulated to contain the number of square feet of Rentable Area respectively described in Item 3 of the Basic Lease Provisions.

(d) Base Rent shall be paid to Landlord absolutely net of all costs and expenses. The provisions for payment of Operating Expenses by means of periodic payment of Tenant’s Proportionate Share of estimated Operating Expenses Excess (as defined in Section 3 of this Lease) and the year end adjustment of such payments are intended to pass on to Tenant and reimburse Landlord for Tenant’s Proportionate Share of the Operating Expenses Excess described in Section 3 of this Lease.

3.
ADDITIONAL RENT

(a) If Operating Expenses (defined below) for any calendar year during the Lease Term exceed Base Operating Expenses (defined below), Tenant shall pay to Landlord, concurrent with each installment of Base Rent, as additional rent (“Operating Expenses Additional Rent”) an amount equal to Tenant’s Proportionate Share (defined below) of such excess (“Operating Expenses Excess”). If Real Estate Taxes (defined below) for any tax fiscal year during the Lease Term exceed Base Real Estate Taxes (defined below), Tenant shall pay to Landlord concurrent with each installment of Base Rent, as additional rent (“Taxes Additional Rent”) an amount equal to Tenant’s Proportionate Share of such excess (“Taxes Excess”). The term “Additional Rent” shall mean, collectively, the Operating Expenses Additional Rent, the Taxes Additional Rent, and all other amounts (excepting only Base Rent) payable by Tenant under this Lease.

(b) “Tenant’s Proportionate Share” is the percentage number set forth in Item 4 of the Basic Lease Provisions. Tenant’s Proportionate Share represents a fraction, the numerator of which is the number of square feet of Rentable Area in the Premises and the denominator of which is the number of square feet of Rentable Area in the Building, expressed as a percentage.

(c) “Base Operating Expenses” means all Operating Expenses incurred or payable by Landlord during the calendar year specified as Tenant’s Base Year for Operating Expenses in Item 8 of the Basic Lease Provisions. “Base Real Estate Taxes” means all Real Estate Taxes incurred or payable by Landlord during the tax fiscal year specified as Tenant’s Base Year for Real Estate Taxes in Item 8 of the Basic Lease Provisions.

(d) “Operating Expenses” means all costs, expenses and obligations incurred or payable by Landlord in connection with the operation, ownership, management, repair or maintenance of the Land and Building during or allocable to the Lease Term, including without limitation, the cost of services and utilities (including taxes and other charges incurred in connection therewith) provided to the Premises (other than separately metered utilities for which Tenant is responsible), the Building or the Land, including, without limitation, water, power, gas, sewer, waste disposal, telephone and cable television facilities, fuel, supplies, equipment, tools, materials, service contracts, janitorial service, waste and refuse disposal, window cleaning, maintenance and repair of sidewalks and Building exterior and services areas, gardening and landscaping; insurance, including, but not limited to, public liability, fire, property damage, wind, hurricane, earthquake, terrorism, flood, rental loss, rent continuation, boiler machinery, business interruption, contractual indemnification and property/casualty coverage insurance for the Land and/or Building and such other insurance as is carried by Landlord in its discretion, and any deductible portion of any insured loss otherwise covered by such insurance; the cost of compensation, including employment, welfare and social security taxes, paid vacation days, disability, pension, medical and other fringe benefits of all persons (including independent contractors) who perform services connected with the operation, maintenance, repair or replacement of the Land and/or Building; any personal property taxes on and maintenance and repair of equipment and other personal property used in connection with the operation, maintenance or repair of the Land and/or Building; repair and replacement of window coverings provided by Landlord to the tenants in the Building; such reasonable auditors’ fees and legal fees as are incurred in connection with the operation, maintenance or repair of the Land and/or Building; a property management fee (which fee may be imputed if Landlord has internalized management or otherwise acts as its own property manager); the maintenance of any easements or areas subject to ground leases benefiting the Land and/or Building, whether by Landlord or by an independent contractor; a reasonable allowance for depreciation of personal property used in the operation, maintenance or repair of the Land and/or Building; license, permit and inspection fees; all costs and expenses required by any governmental or quasi-governmental authority or by applicable Law not in effect as of the Effective Date, for any reason, including capital improvements, whether capitalized or not, and the cost of any capital improvements made to the Land or Building by Landlord that are intended to comply with BERDO and/or any other Laws not in effect as of the Effective Date, or are intended to reduce environmental impacts, or are intended to reduce Operating Expenses (such capital costs to be amortized over the useful life thereof, as Landlord may reasonably determine in accordance with customary practices in the commercial real estate industry, together with interest thereon at the rate of eight percent (8%) per annum); the cost of maintenance, operation and repair of air conditioning, heating, ventilating, plumbing, and elevator systems and equipment (to include the replacement of components which are in the nature of repairs as hereinafter described) and other mechanical and electrical systems repair and maintenance (including the replacement of components of the systems which are in the nature of repairs and are not required to be considered capital expenses under first class office building accounting standards even if such item might be classified as a capital expenditure under generally accepted accounting principles (by way of example, a fan motor in an HVAC distribution box might be a capital expense under generally accepted accounting principles but would be considered as a repair under the accounting standards as in use by the Building); sign maintenance; and Common Area (defined below) repair, resurfacing, operation and maintenance; the reasonable cost for temporary lobby displays and events commensurate with the operation of a similar class building, and the cost of providing security services, if any, deemed appropriate by Landlord from time to time. The term “BERDO Compliance Costs” shall mean the costs and expenses incurred by Landlord in order to comply with BERDO, including reporting, compliance and alternative compliance requirements, charges, costs, fines or penalties paid by Landlord as a result of the greenhouse gas and/or carbon emissions from the Building exceeding the limits applicable to the

Building for the respective calendar year, and if and to the extent applicable, costs incurred by Landlord to purchase renewable energy credits, offsets or other similar credits in lieu (in whole or in part) of charges, fines, or penalties that would otherwise be imposed on the Building and/or Landlord pursuant BERDO. Without limitation, the BERDO Compliance Costs shall be included in Operating Expenses under this Lease. Subject to the terms and conditions of this Lease, Operating Expenses shall not include expenses which are not charged as Operating Expenses to other office tenants of the Building.

Notwithstanding the foregoing, the following items shall be excluded from Operating Expenses:

(A) leasing commissions, attorneys’ fees, costs and disbursements and other costs and expenses incurred in connection with leasing, renovating or improving vacant space in the Building for tenants or prospective tenants of the Building or selling the Land or the Building;

(B) costs (including permit, license and inspection fees) incurred in renovating or otherwise improving, decorating, painting or redecorating space for tenants or vacant space;

(C) Landlord’s costs of any services provided to tenants to the extent Landlord is entitled to be reimbursed by such tenants as an additional charge or rental over and above the base rent and operating expenses payable under the lease with such tenant or other occupant;

(D) any depreciation or amortization of the Building except as expressly permitted herein;

(E) financing costs on any mortgage or other instrument encumbering the Land or Building including interest, charges, fees and principal amortization of debts and the costs of providing the same and rental on ground leases or other underlying leases and the costs of providing the same;

(F) repairs or other work occasioned by fire, windstorm or other work to the extent paid for through insurance or condemnation proceeds (excluding any deductible);

(G) legal fees and expenses or other professional or consulting fees and expenses incurred for (i) negotiating lease terms for prospective tenants, (ii) negotiating termination or extension of leases with existing tenants, or (iii) enforcing obligations of other tenants in the Building under their respective leases, or incurred in connection with disputes with other occupants of the Building, or in connection with the defense of Landlord’s title to or interest in the Property or any part thereof;

(H) charitable or political contributions;

(I) income and franchise taxes of Landlord;

(J) Real Estate Taxes;

(K) any liabilities, costs or expenses associated with or incurred in connection with the remediation, removal, enclosure, encapsulation or other handling of Hazardous Materials (as defined in Section 6(g) below) and the cost of defending against claims in regard to the existence, emission, or release of Hazardous Materials at the Building (except with respect to those costs for which Tenant is responsible pursuant to the express terms of this Lease);

(L) insurance premiums expressly and specifically payable by any other tenant of the Building to the extent Landlord is reimbursed from such other tenant;

(M) all other items to the extent that another party compensates or pays Landlord so that Landlord shall not recover any item of cost more than once;

(N) lease payments for equipment rented directly by Landlord (excluding both (i) equipment for which depreciation is properly charged as an expense, and (ii) equipment leased by contractors) that would constitute a capital expenditure if the equipment were purchased rather than leased, other than equipment the amortized cost of which is permitted to be included as a capital expenditure pursuant to the express provisions of this Lease;

(O) late fees or charges incurred by Landlord due to late payment of expenses, except to the extent attributable to Tenant’s actions or inactions;

(P) cost of acquiring or securing sculptures, paintings and other works of art;

(Q) reserve funds for future improvements, repairs, and additions;

(R) costs and expenses incurred in connection with contesting or settlement of any claimed violation of the Building with applicable Laws that are in effect as of the Effective Date;

(S) costs of mitigation or impact fees or subsidies (however characterized), imposed by public authorities prior to the Effective Date, or imposed by public authorities solely as a result of another tenant’s use of their respective premises;

(T) Landlord’s general overhead and any other expenses not directly attributable to the operation and management of the Building and the Land (e.g., the activities of Landlord’s officers and executives or professional development expenditures) expenses, except to the extent included in the management fee permitted hereby; and

(U) property management fees to the extent in excess of five percent (5%) of the gross revenues of the Building.

(e) “Real Estate Taxes” means any form of assessment, license fee, license tax, business license fee, levy, charge, improvement bond, tax, water and sewer rents and charges, utilities and communications taxes and charges or similar or dissimilar imposition imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof, or any other governmental charge, general and special, ordinary and extraordinary, foreseen and unforeseen, which may be assessed against any legal or equitable interest of Landlord in the Premises, Building or the Land. Real Estate Taxes shall also include, without limitation:

(i) any hereafter adopted assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the ad valorem real property taxes. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies and charges be included within the definition of “Real Estate Taxes” for the purposes of this Lease;

(ii) any assessment, tax, fee, levy or charge allocable to or measured by the area of the Premises or other premises in the Building or the rent payable by Tenant hereunder or other tenants of the Building, including, without limitation, any gross receipts tax or excise tax levied by state, city or federal government, or any political subdivision thereof, with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof but not on Landlord’s other operations;

(iii) any assessment, tax, fee, levy or charge upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises, and any business improvement district assessments or charges, or PILOT (i.e., payments in lieu of taxes payments);

(iv) any assessment, tax, fee, levy or charge by any governmental agency related to any transportation plan, fund or system (including assessment districts) instituted within the geographic area of which the Land is a part; and/or

(v) any costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in attempting to protest, reduce or minimize Real Estate Taxes.

Notwithstanding any provision to the contrary set forth in this Lease, “Real Estate Taxes” shall not include (x) interest or penalties incurred by Landlord as a result of Landlord’s late payment of Real Estate Taxes, or (y) income, estate, succession, gift, inheritance, corporate excise, and transfer taxes.

(f) For any calendar year during which actual occupancy of the Building is less than ninety five percent (95%) of the Rentable Area of the Building, those Operating Expenses for services which vary based on the level of occupancy of the Building (such as cleaning services) shall be appropriately adjusted to reflect ninety five percent (95%) occupancy of the existing Rentable Area of the Building during such period. In determining Operating Expenses, if any services or utilities are separately charged to tenants of the Building or others, Operating Expenses shall be adjusted by Landlord to reflect the amount of expense which would have been incurred for such services or utilities on a full-time basis for normal Building operating hours. Operating

Expenses for the Tenant’s Base Year for Operating Expenses shall not include Operating Expenses attributable to temporary market-wide labor-rate increases and/or utility rate increases due to extraordinary circumstances, including, but not limited to Force Majeure, conservation surcharges, boycotts, embargoes, or other shortages. In the event (i) the Commencement Date shall be a date other than January 1, (ii) the date fixed for the expiration of the Lease Term shall be a date other than December 31, (iii) of any early termination of this Lease, or (iv) of any increase or decrease in the size of the Premises, then in each such event, an appropriate adjustment in the application of this Section 3 shall, subject to the provisions of this Lease, be made to reflect such event on a basis determined by Landlord to be consistent with the principles underlying the provisions of this Section 3. Landlord shall also have the right, in its sole discretion, to allocate and prorate any portion or portions of the Operating Expenses in any reasonable manner, provided that said allocation or proration is consistent from year-to-year. Without limiting the generality of the foregoing, Landlord shall have the right, from time to time, to equitably allocate and prorate some or all of the Operating Expenses among different tenants (the “Cost Pools”), adjusting Tenant’s Proportionate Share as to each of the separately allocated costs based on the ratio of the Rentable Area of the Premises to the Rentable Area of all of the premises to which such costs are allocated, provided that said allocation or proration is consistent from year-to-year. Such Cost Pools may include, without limitation, differentiation of the office space tenants and retail space tenants of the Building.

(g) In connection with each calendar year and/or fiscal year (as applicable) of the Lease Term following the Commencement Date, Landlord shall have the right to give to Tenant a written estimate of Tenant’s Proportionate Share of Operating Expenses Excess and/or Taxes Excess, if any, for the Building and/or Land for the ensuing year. Tenant shall pay such estimated amount to Landlord in equal monthly installments, in advance on the first day of each month, concurrent with each payment of Base Rent. Within ninety (90) days after the end of each calendar year and/or tax fiscal year (as applicable), Landlord shall furnish Tenant a statement (each, a “Statement”) indicating in reasonable detail the excess or shortfall of (i) Operating Expenses over Base Operating Expenses for such period, and (ii) Real Estate Taxes over Base Real Estate Taxes for such period, and the parties shall, within thirty (30) days thereafter, make any payment or allowance necessary to adjust Tenant’s estimated payments to Tenant’s actual share of such excess or shortfall as indicated by such annual Statement. Each such Statement shall constitute an account stated, subject to the provisions of Section 3(i) below. Any payment due Landlord shall be payable by Tenant within thirty (30) days after demand from Landlord. Any amount due Tenant as a result of such overpayments shall be credited against installments of Rent next becoming due under this Section 3(g) or promptly refunded to Tenant, if requested by Tenant. The provisions of this Section 3(g) shall survive the expiration or earlier termination of this Lease.

(h) Tenant shall pay, within thirty (30) days after receipt of a bill or invoice therefor, all taxes and assessments levied against any personal property, fixtures, tenant improvements or trade fixtures of Tenant in or about the Premises. If any such taxes or assessments are levied against Landlord or Landlord’s property or if the assessed value of the Land and Building is increased as a result of the inclusion therein of a value placed upon the personal property or trade fixtures of Tenant, then Tenant shall upon demand reimburse Landlord for the taxes and assessments so levied against Landlord, or such taxes, levies and assessments resulting from such increase in assessed value. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay, within thirty (30) days after receipt of a bill or invoice therefor, the amount thereof.

(i) Any delay or failure of Landlord in (i) delivering any estimate or Statement described in this Section 3, or (ii) computing or billing Tenant’s Proportionate Share of Operating Expenses Excess and/or Taxes Excess shall not constitute a waiver of its right to require an increase in Additional Rent, or in any way impair the continuing obligations of Tenant under this Section 3. In the event of any dispute as to any Additional Rent due under this Section 3, Tenant, an officer of Tenant, or Tenant’s independent certified public accounting firm (but in no event shall Tenant hire or employ an accounting firm or any other person to audit Landlord as set forth under this Section 3 who is compensated or paid for such audit on a contingency basis) shall have the right after reasonable notice and at reasonable times to audit Landlord’s accounting records for the respective calendar year or tax fiscal year at Landlord’s accounting office. If the parties are unable to resolve any dispute as to the correctness of such Statement within thirty (30) days following delivery to Landlord of the results of such audit performed by Tenant, then either party may refer the issues raised to a nationally recognized public accounting firm selected by Landlord and reasonably acceptable to Tenant, and the decision of such accountants shall be conclusively binding upon Landlord and Tenant. If Landlord and Tenant cannot mutually agree to an independent certified public accountant, then the parties agree that Landlord shall choose an independent certified public accountant to conduct the certification as to the proper amount of Tenant’s Proportionate Share of Operating Expenses and/or Real Estate Taxes due by Tenant for the period in question; provided, however, such certified public accountant shall not be the accountant who conducted Landlord’s initial calculation of Operating Expenses and/or Real Estate Taxes to which Tenant is now objecting. If the independent accounting firm determines that Tenant has overpaid Tenant’s Proportionate Share of Operating Expenses and/or Real Estate Taxes for the period in question, then Landlord shall credit such excess to Tenant’s next payment of Operating Expenses and/or Real Estate Taxes or, at the request of Tenant, promptly refund such excess to Tenant and conversely, if the independent accounting firm determines that Tenant has underpaid Tenant’s Proportionate Share of Operating Expenses and/or Real Estate Taxes, Tenant shall promptly pay such additional Operating Expenses and/or Real Estate Taxes to Landlord. Tenant agrees to pay the cost of such audit and the fees and charges payable to said independent accounting firm. Tenant waives the right to audit the books and records of Landlord or to dispute any matter relating to the calculation of Operating Expenses and/or Real Estate Taxes or Additional Rent under this Section 3, if any claim or dispute with respect thereto is not asserted in writing to Landlord within ninety (90) days after delivery to Tenant of the original billing Statement with respect thereto. Notwithstanding the foregoing, Tenant shall maintain strict confidentiality of all of Landlord’s accounting records and shall not disclose the same to any other person or entity except for Tenant’s professional advisory representatives (such as Tenant’s employees, accountants, advisors, attorneys and consultants) with a need to know such accounting information, who agree to similarly maintain the confidentiality of such financial information.

(j)
After the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Proportionate Share of Operating Expenses Excess and/or Taxes Excess for the year in which this Lease terminates, Tenant shall pay, within thirty (30) days after receipt of a Statement therefor, any increase due over the estimated Operating Expenses and/or Real Estate Taxes paid, and conversely, any overpayment made by Tenant shall be refunded promptly to Tenant by Landlord. This Section 3(j) shall survive the expiration or earlier termination of this Lease.
(k)
The Base Rent, Additional Rent, late fees, and other amounts required to be paid by Tenant to Landlord hereunder (including the Operating Expenses Excess and Taxes Excess) are sometimes collectively referred to as, and shall constitute, “Rent.”
4.
IMPROVEMENTS AND ALTERATIONS

(a) Landlord shall deliver the Premises to Tenant, and Tenant agrees to accept the Premises from Landlord in the Delivery Condition, and in all other respects in its then-existing “AS-IS,” “WHERE-IS,” and “WITH ALL FAULTS” conditions, and Landlord shall have no obligation to perform any improvements or alterations or to refurbish or otherwise improve the Premises in connection with the initial occupancy thereof. The “Delivery Condition” shall mean that (i) the Premises are broom-clean and free and clear of other tenants and occupants, (ii) in all other respects the Premises are in “as is”, “where is” condition, and (iii) the base building mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning, security, life-safety, and other service systems or facilities of the Building up to the point of connection of localized distribution to the Premises (collectively, the “Building Systems”) are in good working order.

Landlord will exercise commercially reasonable efforts to cause the Commencement Date to occur by the Scheduled Commencement Date. Without limiting the foregoing, if the Commencement Date has not occurred by the date that is ten (10) days after the Scheduled Commencement Date (as such date may be extended on a day-for-day basis for events of Force Majeure, the “Outside Delivery Date”), then as liquidated damages and the sole and exclusive remedy of Tenant on account thereof, for and with respect to each day between the Outside Delivery Date and the date on which the Commencement Date actually occurs, Tenant shall receive a credit against the Base Rent payable under this Lease in an amount equal to the per diem Base Rent payable for the Premises for Lease Year 1.

(b) Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations, additions or improvements to the Premises to prepare the Premises for Tenant’s initial occupancy. Promptly after the Commencement Date, Tenant shall, at its own cost and expense, in accordance with and subject to the terms and provisions of this Lease, perform or cause to be performed any and all other work necessary to prepare the Premises for Tenant’s initial occupancy (collectively, the “Initial Installations”), and shall equip the Premises with such trade fixtures and personal property necessary or proper for the conduct of Tenant’s business. In connection with the performance of the Initial Installations, Tenant shall pay to Landlord, as Additional Rent, a construction supervision fee in an amount equal to 2.5% of the total project costs of the Initial Installations. In addition, Tenant shall reimburse Landlord for all third-party out-of-pocket commercially reasonable costs and expenses actually incurred by

Landlord in connection with the performance of the Initial Installations. Upon request by Tenant, Landlord will provide Tenant with reasonable and customary back-up for said costs and expenses.

(c) Landlord shall provide to Tenant a tenant improvement allowance in an amount equal to Landlord’s Contribution, subject to the terms and conditions of this Section 4. The Landlord’s Contribution shall be applied toward the costs and expenses incurred by Tenant in connection with the Initial Installations, provided that as of the date on which Landlord is required to make payment thereof pursuant to this Section 4, (i) this Lease is in full force and effect, and (ii) no Event of Default then exists. Tenant shall pay all costs of the Initial Installations in excess of Landlord’s Contribution. The Landlord’s Contribution shall be payable solely on account of hard construction costs and labor directly related to the Initial Installations and materials delivered to the Premises in connection with the Initial Installations; provided, however, Tenant may apply up to but not more than twenty percent (20%) of the Landlord’s Contribution against either (i) “soft costs” incurred by Tenant in connection with the performance of the Initial Installations, including architectural, engineering and project management fees incurred by Tenant, or (ii) the Base Rent payable by Tenant under this Lease. Upon the occurrence of the date which is twelve (12) months after the Commencement Date, any amount of Landlord’s Contribution which has not been previously disbursed or applied shall be retained by Landlord and Tenant shall have no further right or claim thereto.

(d) Landlord shall make progress payments on account of Landlord’s Contribution to Tenant on a monthly basis, for the work performed during the previous month less retainage (“Retainage”) of five percent (5%) of each progress payment. Each of Landlord’s progress payments shall be limited to an amount equal to the aggregate amounts theretofore paid by Tenant (as certified by the chief financial officer of Tenant and by Tenant’s independent architect) to Tenant’s contractors, subcontractors, material suppliers, architects, engineers, and other consultants which have not been subject to previous disbursements from Landlord’s Contribution multiplied by a fraction, the numerator of which is the amount of Landlord’s Contribution, and the denominator of which is the total contract price for the performance of all of the Initial Installations shown on all plans and specifications approved by Landlord, provided that in no event shall such fraction be greater than one. Such progress payments shall be made not later than thirty (30) days following the delivery to Landlord of requisitions therefor. Each requisition shall be executed by the chief financial officer of Tenant, and shall be accompanied by (i) with the exception of the first requisition, copies of partial waivers of lien from all contractors, subcontractors, and material suppliers covering all work and materials which were the subject of previous progress payments by Landlord and Tenant, (ii) a certification from Tenant’s architect that the work for which the requisition is being made has been performed substantially in accordance with the plans and specifications approved by Landlord, and (iii) such other documents and information as Landlord may reasonably request. Landlord shall disburse the Retainage upon submission by Tenant to Landlord of Tenant’s requisition therefor accompanied by all documentation required under the foregoing provisions of this Section 4, together with (A) proof of the satisfactory completion of all required inspections and issuance of any required approvals, permits and sign-offs for the Initial Installations by governmental authorities having jurisdiction thereover (including issuance of a certificate of occupancy for the Premises, if and to the extent required by applicable Laws), (B) final “as-built” plans and specifications for the Initial Installations, and (C) issuance of final lien waivers by all contractors, subcontractors and material suppliers for the Initial Installations. The right to receive Landlord’s Contribution is for the exclusive benefit of Tenant and in no event shall such right be assigned to or be enforceable by or for the benefit of any third party, including any contractor, subcontractor, materialman, laborer, architect, engineer, attorney or other person or entity.

(e) In addition to Landlord’s Contribution, Landlord shall provide an allowance (the “Space Planning Allowance”) of up to $3,950.25, to reimburse Tenant for the architectural and engineering fees incurred by Tenant in preparing an initial space plan for the Premises. Said Space Planning Allowance shall be provided to Tenant not later than thirty (30) days after delivery to Landlord of the initial space plan, along with a copy of the invoice for said architectural and engineering fees.

(f) Tenant shall not make any alterations, additions, improvements or other physical changes in or about the Premises (collectively, “Alterations”), other than Decorative Alterations (as hereinafter defined) and Permitted Non-Structural Alterations (as hereinafter defined), without Landlord’s prior consent in each instance. “Decorative Alterations” shall mean decorative Alterations such as painting, wall coverings and floor coverings. “Permitted Non-Structural Alterations” shall mean Alterations costing less than $100,000.00 in the aggregate performed by Tenant in any consecutive twelve (12) month period during the Term of this Lease, that (i) are non-structural and do not affect any Building Systems, (ii) affect only the Premises and are not visible from outside of the Premises or the Building, (iii) do not require a conditional use permit, variance, waiver or other relief from any applicable Law, and (iv) in all respects, comply with all applicable Laws. “Specialty Alterations” shall mean Alterations which are not standard office installations such as kitchens, executive bathrooms, raised computer floors, computer room installations, supplemental HVAC equipment, safe deposit boxes, vaults, libraries or file rooms requiring reinforcement of floors, internal staircases, slab penetrations, conveyors, dumbwaiters, print rooms and model shops, and other Alterations of a similar character. Prior to making any Alterations, Tenant, at its expense, shall (i) excepting only for Decorative Alterations and Permitted Non-Structural Alterations, submit to Landlord for its approval, detailed plans and specifications for such proposed Alteration, and with respect to any proposed Alteration affecting any Building System or the structural support, roof, or exterior walls of the Building, evidence that the proposed Alteration has been designed by, or reviewed and approved by, Landlord’s designated engineer for the affected Building System or the structural support, roof, or exterior walls of the Building, (ii) obtain all permits, approvals and certificates required by any governmental authorities for the proposed Alteration, and furnish copies thereof to Landlord, and (iii) provide not less than five (5) Business Days’ prior notice to Landlord before commencing the performance of the proposed Alteration. Landlord’s consent shall not be unreasonably withheld with respect to proposed Alterations that (i) comply with all applicable Laws; (ii) are compatible with the Building and its mechanical, electrical, HVAC and life safety systems; (iii) will not interfere with the use and occupancy of any other portion of the Building by any other tenant or their invitees; (iv) do not affect the structural portions of the Building; and, (v) do not and will not, whether alone or taken together with other improvements, require the construction of any other improvements or alterations within the Building. All Alterations shall be performed in accordance with the construction rules, regulations, specifications and requirements adopted by Landlord from time to time. Tenant shall cause, at its sole cost and expense, all Alterations to comply with insurance requirements and with Laws and shall construct, at its sole cost and expense, any alteration or modification required by Laws as a result of any Alterations. All Alterations shall be constructed at Tenant’s sole cost and expense, in a first class and good and workmanlike manner by contractors reasonably acceptable to Landlord and only good grades of materials shall be used. Without limiting the generality of the foregoing, Tenant shall pay to Landlord, within ten (10) Business Days after completion of any Alterations, as Additional Rent, a construction fee (in the amount set forth in Section 4(b)) in connection with Alterations, together with customary commercially reasonable costs incurred by Landlord for services rendered by Landlord’s management personnel and engineers to coordinate and/or supervise such Alterations. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to see that such plans and specifications or construction comply with applicable Laws. Without limiting the other grounds upon which Landlord may refuse to approve any contractor or subcontractor, Landlord may take into account the desirability of maintaining harmonious labor relations at the Building. Landlord may also require that all life safety related work and all mechanical, electrical, plumbing and roof related work be performed by contractors designated by Landlord. Landlord shall have the right, in its sole discretion, to instruct Tenant to remove those improvements or Alterations from the Premises and the Installation Areas which (i) were not approved in advance by Landlord, (ii) were not built in conformance with the plans and specifications approved by Landlord, or (iii) which are identified as Specialty Alterations by Landlord at the time of review of the plans and specifications therefor. Without limiting the foregoing, concurrent with the review of the applicable the plans and specifications (including, without limitation, the proposed plans for the Initial Installations), Landlord will notify Tenant as to which of the proposed Alterations constitute Specialty Alterations which Tenant will be required to remove at the expiration of the Term provided that Tenant shall include the following legend in capitalized and bold type displayed prominently on the top of the first page of Tenant’s notice delivered concurrently with such plans and specifications: “LANDLORD SHALL NOTIFY TENANT AT THE TIME LANDLORD APPROVES THESE PLANS AND SPECIFICATIONS AS TO WHICH ALTERATIONS SHOWN THEREON ARE SPECIALTY ALTERATIONS WHICH MAY BE REQUIRED TO BE REMOVED AT THE END OF THE TERM OF THE LEASE.” If upon the expiration or termination of this Lease Landlord requires Tenant to remove any or all of such Alterations from the Premises and the Installation Areas, then Tenant, at Tenant’s sole cost and expense, shall promptly remove such Alterations and improvements and Tenant shall repair and restore the Premises to their original condition as of the Commencement Date, reasonable wear and tear excepted. Without limiting the foregoing, any Alterations remaining in the Premises following the expiration of the Lease Term or following the surrender of the Premises from Tenant to Landlord, shall become the property of Landlord and may be disposed of or used by Landlord, with no obligations or liabilities therefore to Tenant. Tenant shall provide Landlord with the identities and mailing addresses of all persons performing work or supplying materials, prior to beginning such construction, and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. Tenant shall assure payment for the completion of all work free and clear of liens and shall provide certificates of insurance for worker’s compensation and other coverage in amounts and from an insurance company reasonably satisfactory to Landlord protecting Landlord against liability for bodily injury or property damage during construction. Upon completion of any Alteration and upon Landlord’s reasonable request, Tenant shall deliver to Landlord sworn statements setting forth the names of all contractors and subcontractors who did work on the Alterations and final lien waivers from all such contractors and subcontractors. Additionally, upon completion of any Alteration, Tenant shall provide Landlord, at Tenant’s expense, with a complete set of “as built” plans in reproducible form and specifications reflecting the actual conditions of the Alterations, together with a copy of such plans on diskette in the AutoCAD format or such other format as may then be required by Landlord. Tenant shall pay to Landlord, as Additional Rent, the reasonable out-of-pocket fees and costs of all architects, engineers and other consultants retained by Landlord to review all plans, specifications and working drawings for Alterations (including the Initial Installations) performed by Tenant during the Lease Term, within thirty (30) days after Tenant’s receipt of invoices from Landlord.

(g) Tenant shall keep the Premises, the Building and the Land free from any and all liens and other encumbrances arising out of any Alterations, work performed, materials furnished, or obligations incurred by or for Tenant. In the event that Tenant shall not, within twenty (20) days following the imposition of any such lien, cause the same to be released of record by payment or posting of a bond in a form and issued by a surety acceptable to Landlord, Landlord shall have the right, but not the obligation, to cause such lien to be released by such means as it shall deem proper (including payment of or defense against the claim giving rise to such lien); in such case, Tenant shall reimburse Landlord for all actual out-of-pocket costs and expenses paid by Landlord in connection therewith, together with interest thereon at the Default Rate (defined below) and Tenant shall indemnify and defend each and all of the Landlord Indemnitees (defined below) against any damages, losses or costs arising out of any such claim. Tenant’s indemnification of Landlord contained in this Section 4(g) shall survive the expiration or earlier termination of this Lease. Such rights of Landlord shall be in addition to all other remedies provided herein or by applicable Laws.

(h) NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT, OR TO ANYONE HOLDING THE PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN THE PREMISES.

5.
REPAIRS

(a) Landlord shall maintain, in good order, condition and repair, reasonable wear and tear and damage by casualty or eminent domain excepted, as part of Basic Services, the following: (i) the structural portions of the Building, (ii) the exterior walls of the Building, including, without limitation, glass and glazing, (iii) the roof foundation and facades of the Building, (iv) all Building Systems, (v) the base building lavatories, (vi) the Common Areas, and (vii) all base building fire and life safety systems, sprinklers and smoke detectors. Landlord shall not be deemed to have breached any obligation with respect to the condition of any part of the Land or Building unless Tenant has given to Landlord written notice of any required repair and Landlord has not made such repair within a reasonable time following the receipt by Landlord of such notice. The foregoing notwithstanding, (i) Tenant shall pay for the cost of any repairs as a result of damage to any of the foregoing to the extent caused by the acts or omissions of Tenant or it agents, employees or contractors, except to the extent such repairs are covered by insurance carried by Landlord pursuant to the provisions of Section 8(e) below; and (ii) the obligations of Landlord pertaining to damage or destruction by casualty shall be governed by the provisions of Section 9. Landlord shall have the right but not the obligation to undertake work of repair that Tenant is required to perform under this Lease and that Tenant fails or refuses to perform in a timely and efficient manner, and such repair is not completed within thirty (30) Business Days after delivery of notice thereof by Landlord to Tenant. All costs incurred by Landlord in performing any such repair for the account of Tenant shall be repaid by Tenant to Landlord upon demand, together with an administration fee equal to fifteen percent (15%) of such costs. There shall be no abatement of Rent, no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Premises, the Building or the Land, excepting only to the extent caused by the negligence or willful misconduct of Landlord. Tenant waives the right to make repairs at Landlord’s expense under any Law now or hereafter in effect.

(b) Tenant, at its expense, (i) shall maintain the Premises, in good order, condition and repair, reasonable wear and tear and damage by casualty or eminent domain excepted, and (ii) shall bear the cost of maintenance and repair, by contractors approved by Landlord in its reasonable discretion, of all facilities which are not expressly required to be maintained or repaired by Landlord and which exclusively serve the Premises, including, without limitation, lavatory, shower, toilet, wash basin and kitchen facilities, and supplemental heating and air conditioning systems (including all plumbing connected to said facilities or systems installed by or on behalf of Tenant or existing in the Premises at the time of Landlord’s delivery of the Premises to Tenant). Tenant shall make all repairs to the Premises with replacements of any materials to be made by use of materials of equal or better quality. Tenant shall pay for the cost of any repairs to the Premises, the Building and/or the Land made necessary by any negligence or willful misconduct of Tenant or any of its assignees, subtenants, employees or their respective agents, representatives, contractors, or other persons permitted in or invited to the Premises, the Building or the Land by Tenant, except to the extent such repairs are covered by insurance carried by Landlord or Tenant pursuant to the provisions of Section 8(e) below. If Tenant fails to commence such repairs or replacements within fifteen (15) days after written notice from Landlord, or thereafter to prosecute diligently such repairs to completion, then Landlord may at its option make such repairs or replacements, and Tenant shall upon demand pay Landlord for the cost thereof, together with an administration fee equal to fifteen percent (15%) of such costs.

(c) Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises in a safe, clean and neat condition, normal wear and tear excepted. Except as otherwise set forth in Section 4(b) of this Lease, Tenant shall remove from the Premises all Specialty Alterations (subject to the provisions of Section 4(f)), trade fixtures, furnishings and other personal property of Tenant and, (unless otherwise directed by Landlord) all computer and phone cabling and wiring installed by or on behalf of Tenant, shall repair all damage caused by such removal. In addition to all other rights Landlord may have, in the event Tenant does not so remove any such fixtures, furnishings or personal property by the expiration or earlier termination of the Term of this Lease, then Tenant shall be deemed to have abandoned the same, in which case Landlord may store or dispose of the same at Tenant’s expense, appropriate the same for itself, and/or sell the same in its discretion.

6.
USE OF PREMISES

(a) Tenant shall use the Premises only for lawfully-permitted general business office uses, and shall not use the Premises or permit the Premises to be used for any other purpose. Landlord shall have the right to deny its consent to any change in the permitted use of the Premises in its sole and absolute discretion. In no event may the Premises be used for a Prohibited Use (as hereinafter defined). A “Prohibited Use” shall mean the following: (i) a restaurant or bar; (ii) the preparation, consumption, storage, manufacture or sale of food or beverages to persons other than the employees, agents, representatives, guests and contractors of Tenant ; (iii) the sale of alcohol or tobacco; (iv) a school or classroom (except in connection with Tenant’s business); (v) lodging or sleeping; (vi) the operation of retail facilities (meaning a business whose primary patronage arises from the generalized solicitation of the general public to visit Tenant’s offices in person without a prior appointment) or retail facilities of any financial, lending, securities brokerage or investment activity; (vii) offices of any Governmental Authority, any foreign government, or any agency or department of the foregoing; (viii) the manufacture, retail sale, storage of merchandise or auction of merchandise, goods or property of any kind to the general public which could reasonably be expected to create a volume of pedestrian traffic substantially in excess of that normally encountered in first-class multi-tenant office buildings; (ix) the rendering of medical, dental or other therapeutic or diagnostic services; or (x) any illegal purposes or any activity constituting a nuisance.

(b) Tenant shall not at any time use or occupy the Premises, or permit any act or omission in or about the Premises in violation of any applicable law, statute, ordinance, by-law, code, or any governmental rule, regulation or order (collectively, “Law” or “Laws”), and Tenant shall, upon written notice from Landlord, discontinue any use of the Premises which is a violation of Law. If any Law shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to (i) modification or other maintenance of the Premises, the Building or the Land, or (ii) the use, alteration or occupancy thereof, Tenant shall cause the Premises to comply with such Law at Tenant’s sole cost and expense. This Lease shall be subject to and Tenant shall comply with all Security Documents (as defined in Section 16(a) below) and all covenants, conditions and restrictions affecting the Premises, the Building or the Land, including, but not limited to, any subordination agreements described in Section 16(a) below.

(c) In the event that any governmental agency or department having jurisdiction shall at any time contend or declare that the Premises are used or occupied in violation of such applicable Law, then Tenant shall, upon five (5) days’ notice from Landlord or any such governmental agency or department, immediately discontinue such use of the Premises (and otherwise remedy such violation). The failure by Tenant to discontinue such use shall be considered a default under this Lease and Landlord shall have the right to exercise any and all rights and remedies provided herein or by Law. Any statement in this Lease of the nature of the business to be conducted by Tenant in the Premises shall not be deemed or construed to constitute a representation or guaranty by Landlord that such business will continue to be lawful or permissible under any applicable Law.

(d) Tenant shall not do or permit to be done anything which may invalidate any insurance coverage that is in place affording coverage at the Building, or that would increase the risk of loss at the Building, or that would cause an increase in the cost of any insurance policy covering the Building, the Land and/or property located therein. Tenant shall comply with all Laws that pertain to the Premises or the operations of Tenant in the Premises; provided, however, Tenant shall not be obligated to perform or be liable with respect to structural alterations, unless the application of such Laws arises out of or results from (i) the specific manner and nature of Tenant’s use or occupancy of the Premises, as distinct from general office use, (ii) Alterations made by Tenant, or (iii) a breach or default by Tenant under any provisions of this Lease. Without limitation, within the Premises, (which shall include any and all internal stairways between floors comprising parts of the Premises if the Premises contain more than one such floor), Tenant shall be responsible for compliance with the Americans with Disabilities Act (42 U.S.C. § 12101 et. seq.) and the regulations and Accessibility Guidelines for Buildings and Facilities issued pursuant thereto (collectively, the “ADA”). Landlord shall be responsible for the compliance of the common areas of the Building with the ADA. Tenant shall comply with all rules, orders, regulations and requirements as set forth in all applicable fire codes and ordinances issued by any federal, state or local governmental body, or by any other organization performing a similar function and issuing codes that pertain to the Premises. In addition to all other remedies of Landlord, Landlord may require Tenant, promptly upon demand, to reimburse Landlord for the full amount of any additional premiums charged for such policy or policies by reason of Tenant’s failure to comply with the provisions of this Section 6.

(e) Tenant shall not in any way interfere with the rights or quiet enjoyment of other tenants or occupants of the Building. Tenant shall not use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain, or permit any nuisance in, on or about the Premises, the Building or the Land by Tenant, or any person or entity claiming by, through, or under Tenant. Tenant shall not place weight upon any portion of the Premises exceeding the structural floor load (per square foot of area) which such area was designed (and is permitted by Law) to carry or otherwise use any Building System in excess of its capacity or in any other manner which may damage such system or the Building. Tenant shall not create within the Premises a working environment with a density of greater than the lesser of (i) six (6) persons per 1,000 square feet of Rentable Area, or (ii) the maximum density permitted by Law. Business machines and mechanical equipment shall be placed and maintained by Tenant, at Tenant’s expense, in locations and in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not commit or suffer to be committed by Tenant, or any person or entity claiming by, through, or under Tenant, any waste in, on, upon or about the Premises, the Building or the Land.

(f) Tenant shall take all commercially reasonable steps necessary to adequately secure the Premises from unlawful intrusion, theft, fire and other hazards, and shall keep and maintain any and all security devices in or on the Premises in good working order, including, but not limited to, exterior door locks for the Premises, and smoke detectors located within the Premises and shall cooperate with Landlord and other tenants in the Building with respect to access control and other safety matters.

(g) Tenant shall comply with all mandatory energy, greenhouse gas emissions, water or other conservation controls or requirements of general applicability to Comparable Buildings issued or imposed from time-to-time by applicable governmental agencies or authorities, or applicable utilities or insurance carriers, which may include, without limitation, requirements, controls or limitations concerning the permitted range of temperature settings or the amount of energy consumption, greenhouse gas emissions, or water consumption. “BERDO” shall mean the Building Emissions Reduction and Disclosure Ordinance adopted by the City of Boston, as the same has been and may hereafter be amended, modified, or supplemented, together with all regulations adopted and directives issued thereunder. Tenant shall comply with, and shall cooperate with the customary and commercially reasonable efforts of Landlord to comply with, BERDO. Tenant covenants and agrees that it will (a) upon request, provide Landlord with information concerning greenhouse gas emission, carbon emission, water consumption, and utility and energy consumption in and at the Premises, together with such additional information in the possession of Tenant concerning its operations in the Premises as may be required for Landlord to satisfy the reporting requirements under BERDO, and (b) include energy and water consumption metering or sub-metering equipment as part of Tenant’s Work and integrate such equipment and meters with the data management system of Landlord for the Building. With respect to any equipment or components related to or affecting greenhouse gas emissions and/or carbon emissions from the Premises that are installed or replaced by Tenant during the Term of this Lease (“Tenant’s Emissions Equipment”), if the emissions standards established under BERDO become more restrictive or limiting (the “Applicable BERDO Standard”), then Tenant shall modify such Tenant’s Emissions Equipment and/or install or replace, as applicable, such equipment with updated Tenant’s Emissions Equipment so that the overall impact of the Tenant’s Emissions Equipment on the overall emissions of the Building complies with the more restrictive or limiting then-Applicable BERDO Standard applicable to the Building. If, at any time during the Lease Term, any of Tenant’s Emissions Equipment creates or results in a condition that is reasonably likely to result in a violation of BERDO, then Landlord may elect, at Landlord’s sole cost and expense, to replace such Tenant’s Emission Equipment by providing notice thereof to Tenant. Said replacement of Tenant’s Emissions Equipment shall be performed at such times, and in such manner, as to minimize interference with or disruption of the conduct of Tenant’s business in the Premises.

(h) As used herein, the term “Hazardous Material” means any (a) oil or any other petroleum-based substance, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances, or any other wastes, materials or pollutants which (i) pose a hazard to the Building or to persons on or about the Land or (ii) cause the Building or the Land to be in violation of any Laws; (b) asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; (c) chemical, material or substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, or “toxic substances” or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; the Safe Drinking Water

Act, as amended, 42 U.S.C. §300, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq.; the Federal Hazardous Substances Control Act, as amended, 15 U.S.C. §1261, et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. §651, et seq.; and Massachusetts General Laws, Chapters 21C and 21E; (d) other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of the Building or the owners and/or occupants of property adjacent to or surrounding the Building, or any other Person coming upon the Building or the Land or adjacent property; and (e) other chemicals, materials or substances which may or could pose a hazard to the environment. The term “Permitted Hazardous Materials” shall mean Hazardous Materials which are contained in ordinary office supplies of a type and in quantities typically used in the ordinary course of business within first-class business offices of similar size in comparable office buildings, but only if and to the extent that such supplies are transported, stored and used in full compliance with all applicable Laws and otherwise in a safe and prudent manner. Hazardous Materials which are contained in ordinary office supplies but which are transported, stored and used in a manner which is not in full compliance with all applicable Laws, or which is not in any respect safe and prudent shall not be deemed to be “Permitted Hazardous Materials” for the purposes of this Lease.

(i) Tenant, its assignees, subtenants, and their respective agents, servants, employees, representatives and contractors (collectively referred to herein as “Tenant Affiliates”) shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Premises by Tenant or by Tenant Affiliates without the prior written consent of Landlord (which may be granted, conditioned or withheld in the sole discretion of Landlord), save and except only for Permitted Hazardous Materials, which Tenant or Tenant Affiliates may bring, store and use in reasonable quantities for their intended use in the Premises, but only in full compliance with all applicable Laws. On or before the expiration or earlier termination of this Lease, Tenant shall remove from the Premises all Hazardous Materials (including, without limitation, Permitted Hazardous Materials), introduced, released, brought upon, transported or used by Tenant or any persons acting by, through or under Tenant, regardless of whether such Hazardous Materials are present in concentrations which require removal under applicable Laws, except to the extent that such Hazardous Materials were present in the Premises as of the Commencement Date and were not brought onto the Premises by Tenant or Tenant Affiliates.

(ii) Tenant agrees to indemnify, defend and hold Landlord and its Affiliates (defined below) harmless for, from and against any and all claims, actions, administrative proceedings (including informal proceedings), judgments, damages, penalties, fines, costs, liabilities, interest or losses, including reasonable attorneys’ fees and expenses, court costs, consultant fees, and expert fees, together with all other costs and expenses of any kind or nature that arise during or after the Lease Term directly or indirectly from or in connection with the release by Tenant or any Tenant Affiliates of any Hazardous Material in or into the air, soil, surface water or groundwater at, on, about, under or within the Premises and/or the Building and/or the Land, or any portion thereof.

(iii) In the event any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or other remedial work (collectively, the “Remedial Work”) is required under any applicable federal, state or local Law, by any judicial order, or by any governmental entity as the result of operations or activities upon, or any use or occupancy of any portion of the Premises by Tenant or Tenant Affiliates, Landlord shall perform or cause to be performed the Remedial Work in compliance with such Law or order at Tenant’s sole cost and expense. All Remedial Work shall be performed by one or more contractors, selected and approved by Landlord, and under the supervision of a consulting engineer, selected by Tenant and approved in advance in writing by Landlord. All costs and expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the charges of such contractor(s), the consulting engineer, and Landlord’s reasonable attorneys’ fees and costs incurred in connection with monitoring or review of such Remedial Work.

(iv) Each of the covenants and agreements of Tenant set forth in this Section 6(g) shall survive the expiration or earlier termination of this Lease.

7.
UTILITIES AND SERVICES

(a) During the Lease Term, Landlord shall furnish, or cause to be furnished to the Premises, the utilities and services described in this Section 7(a) (collectively the “Basic Services”):

(i) Tepid or cold water at those points of supply provided for general use of other tenants in the Building;

(ii) On Mondays through Fridays (excepting Holidays (as hereinafter defined)) from 8:00 A.M. to 6:00 P.M., and upon prior request of Tenant, on Saturdays from 8:00 A.M. to 1:00 P.M., central heat and air conditioning, but Landlord shall not be responsible for inadequate air-conditioning or ventilation (x) to the extent the same occurs because Tenant’s use of power exceeds five (5) watts per rentable square foot (connected load) (excluding electricity for the base building HVAC Equipment), without Tenant providing adequate air-conditioning and ventilation therefor, or if the number of individuals in the Premises exceeds one (1) per one hundred (100) rentable square feet, or (y) because of any rearrangement of partitioning or other Alterations made by or on behalf of Tenant or any person claiming through or under Tenant, or (z) because of any other reason beyond the reasonable control of Landlord;

(iii) Maintenance, repairs, structural and exterior maintenance (including, without limitation, exterior glass and glazing), painting and lighting service for all Building Systems and Common Areas in the manner and to the extent reasonably deemed by Landlord to be standard for the Building, subject to the limitation contained in Section 5(a) above;

(iv) Janitorial service on a five (5) day per week basis, excluding Holidays, substantially in accordance with the cleaning specifications set forth on the schedule attached hereto as Exhibit G;

(v) An electrical system to convey power delivered by public utility providers selected by Landlord in amounts sufficient for normal office operations as provided in similar office buildings, with a total allowance of five (5) watts per square foot of Rentable Area (which includes an allowance for lighting of the Premises at the maximum wattage per square foot of Rentable Area permitted under applicable Laws) (excluding electricity for the base building HVAC equipment), provided that no single item of electrical equipment consumes more than 0.5 kilowatts at rated capacity or requires a voltage other than one hundred twenty (120) volts, single phase; and

(vi) Passenger elevator service serving the floors on which the Premises are situated, during Business Hours. Subject to Force Majeure, reduced service, consisting of at least one passenger elevator accessing the Premises from the lobby area of the Building, will be provided at all other times.

(b) During the Lease Term, Landlord shall provide to Tenant at Tenant’s sole cost and expense (and subject to the limitations hereinafter set forth) the following extra services (collectively the “Extra Services”):

(i) Such extra cleaning and janitorial services requested by Tenant, and agreed to by Landlord, for special improvements or Alterations;

(ii) Subject to Section 7(d) below, additional HVAC capacity in excess of that typically provided by the Building;

(iii) Maintaining and replacing lamps, bulbs, and ballasts in the Premises;

(iv) Heating, ventilation, air conditioning or extra electrical service provided by Landlord to Tenant during hours other than the hours set forth in Subparagraph 7(a)(ii) above, said heating, ventilation and air conditioning or extra service to be furnished solely upon the prior written request of Tenant given with such advance notice as Landlord may reasonably require and Tenant shall pay to Landlord the Building-standard charge for overtime HVAC on an hourly basis established by Landlord from time to time. The Building-standard charge for overtime heating is currently $113.26 per hour, and the standard charge for overtime cooling is currently $185.91 per hour, and said charges are subject to increase by Landlord from time to time;

(v) Any Basic Service in amounts determined by Landlord to exceed the amounts required to be provided above, but only if Landlord elects to provide such additional or excess service. Tenant shall pay Landlord the cost of providing such additional services (or an amount equal to Landlord’s reasonable estimate of such cost, if the actual cost is not readily ascertainable) together, with an administration fee equal to fifteen percent (15%) of such cost, within thirty (30) days following presentation of an invoice therefor by Landlord to Tenant. The cost and fee chargeable to Tenant for all extra services shall constitute Rent; and

(vi) As to the electrical service to be provided under Section 7(a)(v), Landlord has installed a separate meter to measure Tenant's consumption of electricity in the Premises. Tenant shall contract for electric service directly with the public utility company furnishing electric service to the Building. Tenant shall pay all charges and fees payable to the utility company, on a timely basis, and in all events prior to the due date thereof. Tenant shall maintain the meter in good working order, condition, and repair. If Tenant fails to maintain such meter or to pay such charges on a timely basis, and such failure remains uncured for more than ten (10) Business Days after delivery of notice by Landlord to Tenant, then Landlord may repair or replace such meter and/or pay such charges directly to the utility company and Tenant shall reimburse Landlord, as additional rent, for all actual out-of-pocket costs and expenses incurred by Landlord in connection therewith within thirty (30) days after receipt of a bill therefor.

(c) Tenant agrees to cooperate fully at all times with Landlord and to comply with all regulations and requirements which Landlord may from time to time prescribe for the use of the utilities and Basic Services and Extra Services described herein. Landlord shall not be liable to Tenant for the failure of any other tenant, or its assignees, subtenants, employees, or their respective invitees, licensees, agents or other representatives to comply with such regulations and requirements. The term “Business Hours” shall be deemed to be Monday through Friday from 8:00 A.M. to 6:00 P.M. and Saturday from 8:00 A.M. to 1:00 P.M., excepting Holidays. The term “Holidays” shall mean all federally observed holidays, including New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Veterans’ Day, Thanksgiving Day, Christmas Day, and to the extent of utilities or services provided by union members engaged at the Property, such other holidays observed by such unions. The term “Business Days” shall mean all days other than Saturdays, Sundays and Holidays.

(d) Tenant shall have the right to install supplemental or auxiliary HVAC equipment to serve the Premises, subject to Landlord’s prior consent in each instance. Landlord will, upon request of Tenant and subject to availability, provide condenser water for such supplemental or auxiliary HVAC equipment. If Tenant installs any supplemental or auxiliary HVAC equipment, Tenant shall pay to Landlord the “Condenser Water Charge” (as hereinafter defined). The “Condenser Water Charge” is currently $360.01 per ton per annum and is subject to increase by Landlord from time to time. The work to install any supplemental or auxiliary HVAC equipment shall be considered to be a Specialty Alteration for all purposes under this Lease and Tenant shall comply with all terms and conditions of this Lease in connection therewith. In connection therewith, Tenant shall provide for Landlord’s prior approval plans and specifications prepared by a licensed engineer for such supplemental or auxiliary HVAC equipment, specifying the amount of condenser water requested in connection therewith.

(e) If Tenant requires utilities or services in quantities greater than or at times other than that generally furnished by Landlord as Basic Services as set forth above and Landlord is able to provide the same, Tenant shall pay to Landlord, upon receipt of a written statement therefor, Landlord’s then-applicable Building standard charge for such use. In the event that Tenant shall require additional electric current, water or gas for use in the Premises and if, in Landlord’s judgment, such excess requirements cannot be furnished unless additional risers, conduits, feeders, switchboards and/or appurtenances are installed in the Building and such installation is feasible, subject to the conditions stated below, Landlord shall proceed to install the same at the sole cost of Tenant, payable upon demand in advance. The installation of such facilities shall be conditioned upon Landlord’s consent, and a determination that the installation and use thereof (i) shall be permitted by applicable Law and insurance regulations, (ii) shall not cause permanent damage or injury to the Building or adversely affect the value of the Building or the Land, and (iii) shall not cause or create a dangerous or hazardous condition or interfere with or disturb other tenants in the Building. In the case of any additional utilities or services to be provided hereunder, Landlord may require a switch and metering system to be installed so as to measure the amount of such additional utilities or services. The cost of installation, maintenance and repair thereof shall be paid by Tenant not later than ten (10) Business Days after delivery by Landlord of an invoice therefor. Notwithstanding the foregoing, Landlord shall have the right to contract with any utility provider it deems appropriate to provide utilities to the Building.

(f) Except to the extent otherwise provided in M.G.L. Chapter 186, Section 15, Landlord shall not be liable for, and Tenant shall not be entitled to, any damages, abatement or reduction of Rent, or other liability by reason of any failure to furnish any services or utilities described herein for any reason, including, without limitation, when caused by accident, breakage, water leakage, flooding, repairs, Alterations or other improvements to the Building or the Land, strikes, lockouts or other labor disturbances or labor disputes of any character, governmental regulation, moratorium or other governmental action, inability to obtain electricity, water or fuel, or any other cause beyond Landlord’s control. Notwithstanding the foregoing, Landlord shall be entitled to cooperate with the energy conservation efforts of governmental agencies or utility suppliers and to adjust services or utilities so as to cooperate or comply with such efforts. No such failure, stoppage, adjustment or interruption of any such utility or service shall be construed as an eviction of Tenant, nor shall the same relieve Tenant from any obligation to perform any covenant or agreement under this Lease. In the event of any failure, stoppage or interruption thereof, Landlord shall use reasonable efforts to attempt to restore all services promptly. No representation is made by Landlord with respect to the adequacy or fitness of the Building’s ventilating, air conditioning or other systems to maintain temperatures as may be required for the operation of any computer, data processing or other special equipment of Tenant.

(g) The Building may be operated in accordance with the sustainable building practices of Landlord, as such practices may be in effect or modified from time to time. In addition and without limitation, the services and utilities to be provided by Landlord to the Premises shall be subject to such energy, greenhouse gas emissions, water or other conservation controls, limitations, or requirements (whether mandatory or voluntary) of general applicability to comparable buildings imposed or issued by applicable governmental agencies or authorities, or public utilities or insurance carriers, including, without limitation, controls, limitations or requirements concerning the permitted range of temperature settings or imposing limitations or restrictions on the amount of energy consumption, greenhouse gas emissions, and/or water consumption. If and to the extent required to comply with such energy, greenhouse gas emissions, water or other conservation controls, limitations, or requirements (whether mandatory or voluntary) of general applicability to comparable buildings issued by applicable governmental agencies or authorities, or public utilities or insurance carriers, Landlord shall not be deemed in violation of the terms and conditions of this Lease for the duration of such controls or requirements and the compliance by Landlord with such controls, limitations, or requirements shall not be considered an eviction, actual or constructive, of Tenant from the Premises and shall not entitle Tenant to terminate this Lease or to an abatement or reduction of any rent payable hereunder. Notwithstanding the foregoing, as to any such controls, limitations, or requirements that are voluntary rather than mandatory, the exculpation afforded by the foregoing clauses shall not be applicable unless comparable buildings have generally instituted similar controls, limitations, or requirements.

(h) Landlord reserves the right from time to time to make reasonable and customary modifications to the above standards for Basic Services and Extra Services.

(i) Notwithstanding anything to the contrary contained in this Lease, if Tenant is unable despite its good faith commercially diligent efforts to use the Premises for the ordinary conduct of Tenant’s business due solely to an interruption of an Essential Service (as hereinafter defined) which Landlord is required to provide hereunder, other than as a result of casualty or condemnation, and such condition continues for a period of longer than five (5) consecutive Business Days after Tenant furnishes a notice to Landlord (an “Abatement Notice”) identifying the condition and Essential Service which has been interrupted and stating that Tenant’s inability to use the Premises is solely due to such condition, provided that (i) Tenant does not actually use or occupy the Premises for the ordinary conduct of Tenant’s business during such five (5) consecutive Business Day period, and (ii) such condition has not resulted from the negligence or misconduct of Tenant or any Tenant Party, then Fixed Rent shall be abated on a per diem basis for the period (the “Abatement Period”) commencing on the sixth (6th) Business Day after Tenant delivers the Abatement Notice to Landlord and ending on the earlier of (x) the date Tenant reoccupies the Premises for the ordinary conduct of Tenant’s business, or (y) the date on which such condition is substantially remedied such that Tenant is able to use the Premises for the ordinary conduct of Tenant’s business. “Essential Service” shall mean the following services, but only to the extent that Landlord is required to provide such services to Tenant pursuant to the terms of this Lease and if not provided the absence of such service shall materially and adversely affect the use of the Premises for the ordinary conduct of Tenant’s business: HVAC service; electrical service; passenger elevator service; and water and sewer service. The foregoing rent abatement shall be the sole and exclusive remedy of Tenant on account of such interruption or lack of service and Landlord shall have no further liabilities or obligations to Tenant on account thereof.

8.
INDEMNIFICATION; INSURANCE

(a) Except to the extent otherwise provided in M.G.L. Chapter 186, Section 15, or as otherwise specifically provided in this Lease, Landlord shall not be liable for any injury, loss or damage suffered by Tenant or to any person or property occurring or incurred in or about the Premises, the Building or the Land from any cause. Without limiting the foregoing, except to the extent otherwise provided in M.G.L. Chapter 186, Section 15, neither Landlord nor any of its partners, officers, trustees, affiliates, directors, employees, contractors, agents or representatives (collectively, “Affiliates”) shall be liable for and there shall be no abatement of Rent (except as specifically provided in Section 9 and Section 10 of this Lease) for (i) any damage to Tenant’s property, (ii) loss of or damage to any property by theft or any other wrongful or illegal act by third parties, or (iii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building or from the pipes, appliances, appurtenances or plumbing works therein or from the roof, street or sub-surface or from any other place or resulting from dampness or any other cause whatsoever or from the acts or omissions of other tenants, occupants or other visitors to the Building or from any other cause whatsoever, (iv) any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to the Building or (v) any latent or other defect in the Building. Tenant shall give prompt notice to Landlord in the event of (i) the occurrence of a fire or accident in the Premises or in the Building, or (ii) the discovery of a defect therein or in the fixtures or equipment thereof. This Section 8(a) shall survive the expiration or earlier termination of this Lease.

(b) Excepting only to the extent otherwise provided in M.G.L. Chapter 186, Section 15, Tenant hereby agrees to indemnify, protect, defend and hold harmless Landlord and its designated property management company, and their respective partners, members, affiliates and subsidiaries, and all of their respective officers, trustees, directors, shareholders, employees, servants, partners, representatives, insurers and agents (collectively, “Landlord Indemnitees”) for, from and against all liabilities, claims, fines, penalties, costs, damages or injuries to persons, damages to property, losses, liens, causes of action, suits, judgments and expenses (including court costs, attorneys’ fees, expert witness fees and costs of investigation, of any nature, kind or description of any Third Party (as defined in this Section 8(b)), directly or indirectly arising out of, caused by, or resulting (in whole or part) the following (collectively, “Liabilities”): (1) from Tenant’s construction of, or use, occupancy or enjoyment of, the Premises, (2) from any activity, work or other things done, permitted or suffered by Tenant and its agents, contractors, and employees in or about the Premises, (3) from any breach or default in the performance of any of Tenant’s obligations under this Lease (but nothing herein shall limit Landlord’s rights with respect to any such breach or default provided elsewhere in this Lease), (4) from any act, omission, negligence or willful misconduct of Tenant or any of its agents, contractors, employees, business invitees or licensees (but nothing herein shall limit Landlord’s rights with respect to any such act, omission or willful misconduct provided elsewhere in this Lease), or (5) from any damage to Tenant’s property, or the property of Tenant’s agents, employees, contractors, business invitees or licensees, located in or about the Premises. For purposes of this Section 8(b), “Third Party” shall mean a person or entity who is not a Landlord Indemnitee. This Section 8(b) shall survive the expiration or earlier termination of this Lease.

(c) Tenant shall promptly advise Landlord in writing of any action, administrative or legal proceeding or investigation as to which this indemnification may apply, promptly after Tenant becomes aware of such action, proceeding or investigation, and Tenant, at Tenant’s expense, shall assume on behalf of each and every Landlord Indemnitee and conduct with due diligence and in good faith the defense thereof with counsel reasonably satisfactory to Landlord; provided, however, that any Landlord Indemnitee shall have the right, at its option, to be represented therein by advisory counsel of its own selection and at its own expense. In the event of failure by Tenant to perform any of its obligations under this Section 8, Landlord, at its option, and without relieving Tenant of its obligations hereunder, may so perform such obligations, but all reasonable costs and expenses so incurred by Landlord in that event shall be reimbursed by Tenant to Landlord, together with interest on such expenses from the date any such expense was paid by Landlord until reimbursed by Tenant, at the Default Rate. The indemnification provided in Section 8(b) shall not be limited to damages, compensation or benefits payable under insurance policies, workers’ compensation acts, disability benefit acts or other employees’ benefit acts.

(d) Insurance.

(i) Tenant at all times during the Lease Term shall, at its own expense, comply with all of the tenant insurance requirements set forth on the schedule attached hereto as Exhibit F, as such requirements may be updated by Landlord from time to time. Without limitation, Tenant shall, at its own expense, at all times during the Lease Term, keep in full force and effect (A) commercial general liability insurance in or not materially different than the standard current ISO form affording coverage against bodily injury and property damage with a primary limit of at least $2,000,000.00 per occurrence/$5,000,000.00 in the aggregate, which shall include provision for contractual liability coverage insuring Tenant for the performance of its indemnity obligations set forth in this Section 8 and in Section 6(g)(ii) of this Lease, and excess coverage afforded pursuant to an Umbrella form with a per occurrence limit of at least $5,000,000.00, (B) worker’s compensation insurance to the statutory limit, if any, and employer’s liability insurance to the limit of $500,000.00 per occurrence, and (C) property coverage covering all of Tenant’s personal property, trade fixtures and Alterations in the Premises written on a Special or other substantially similar ISO form insuring against all risks of direct physical loss or damage to covered property subject only to standard exclusions and limitation, and not excluding coverage for loss resultant from vandalism, malicious mischief, windstorm or hail, and/or hurricane, providing for full replacement cost without deduction for depreciation. Landlord and its designated property management firm, Landlord’s mortgagees and all other persons designated by Landlord shall be included as an additional insured on each of said policies (excluding the worker’s compensation policy and the property policy) and said policies shall be issued by an insurance company or companies authorized to do business in the State and which have policyholder ratings not lower than “A-” and financial ratings not lower than “VII” in Best’s Insurance Guide (latest edition in effect as of the Effective Date and subsequently in effect as of the date of renewal of the required policies). Each property insurance policy shall also include an endorsement providing that Landlord shall receive thirty (30) days prior written notice of any cancellation of, nonrenewal of, reduction of coverage or material change in coverage on said policies. Tenant hereby waives its right of recovery against any Landlord Indemnitee of any amounts paid by Tenant or on Tenant’s behalf to satisfy applicable worker’s compensation Laws. Duly executed certificates showing the material terms for such policies shall be deposited with Landlord not later than the date Tenant first occupies the Premises and upon renewals of such policies not less than fifteen (15) days prior to the expiration of the term of such coverage.

(ii) It is expressly understood and agreed that the coverages required represent Landlord’s minimum requirements and such are not to be construed to void or limit Tenant’s obligations contained in this Lease, including without limitation Tenant’s indemnity obligations hereunder. Neither shall (A) the insolvency, bankruptcy or failure of any insurance company carrying Tenant, (B) the failure of any insurance company to pay claims occurring nor (C) any exclusion from or insufficiency of coverage be held to affect, negate or waive any of Tenant’s indemnity obligations under this Section 8 and Section 6(g)(ii) or any other provision of this Lease. With respect to insurance coverages, except worker’s compensation, maintained hereunder by Tenant and insurance coverages separately obtained by Landlord, all insurance coverages afforded by policies of insurance maintained by Tenant shall be primary insurance as such coverages apply to Landlord, and such insurance coverages separately maintained by Landlord shall be excess, and Tenant shall have its insurance policies so endorsed. The amount of liability insurance under insurance policies maintained by Tenant shall not be reduced by the existence of insurance coverage under policies separately maintained by Landlord. Tenant shall be solely responsible for any premiums, assessments, penalties, deductible assumptions, retentions, audits, retrospective adjustments or any other kind of payment due under its policies. Tenant shall increase the amounts of insurance or the insurance coverages as Landlord may reasonably request from time to time, but not in excess of the requirements of prudent landlords or lenders for similar tenants occupying similar premises in comparable buildings in Boston, Massachusetts.

(iii) Tenant’s occupancy of the Premises without having delivered the required certificates of insurance shall not constitute a waiver of Tenant’s obligations to provide the required coverages. If Tenant provides to Landlord a certificate that does not evidence the coverages required herein, or that is faulty in any respect, Landlord’s acceptance of such certificate such shall not constitute a waiver of Tenant’s obligations to provide the proper insurance or the proper certificate evidencing the required coverage.

(iv) Throughout the Lease Term, Landlord agrees to maintain (i) fire and extended coverage insurance, and, at Landlord’s option, earthquake damage coverage, terrorism coverage, wind and hurricane coverage, and such additional property insurance coverage as Landlord deems appropriate, on the insurable portions of the Building, subject to reasonable deductibles, (ii) boiler and machinery insurance amounts and with deductibles that would be considered standard for a comparable office building in Boston, Massachusetts, and (iii) commercial general liability insurance. The premiums for any such insurance shall be a part of Operating Expenses.

(e) Mutual Waivers of Recovery. Landlord, Tenant, and all parties claiming under them, each mutually release and discharge each other from responsibility for that portion of any loss or damage paid or reimbursed by an insurer of Landlord or Tenant under any fire, extended coverage or other property insurance policy maintained by Tenant with respect to its obligations under this Lease or by Landlord with respect to its obligations under this Lease (or which would have been paid had the insurance required to be maintained by such party under this Lease been in full force and effect), no matter how caused, including negligence, and each waives any right of recovery from the other including, but not limited to, claims for contribution or indemnity, which might otherwise exist on account thereof. Any fire, extended coverage or property insurance policy maintained by Tenant with respect to the Premises, or Landlord with respect to the Building or the Land, shall contain, in the case of Tenant’s policies, a waiver of subrogation provision or endorsement in favor of Landlord, and in the case of Landlord’s policies, a waiver of subrogation provision or endorsement in favor of Tenant, or, in the event that such insurers cannot or shall not include or attach such waiver of subrogation provision or endorsement, Tenant and Landlord shall obtain the approval and consent of their respective insurers, in writing, to the terms of this Lease. Excepting only to the extent otherwise provided in M.G.L. Chapter 186, Section 15, Tenant agrees to indemnify, protect, defend and hold harmless each and all of the Landlord Indemnitees from and against any claim, suit or cause of action asserted or brought by Tenant’s insurers for, on behalf of, or in the name of Tenant, including, but not limited to, claims for contribution, indemnity or subrogation, brought in contravention of this Section 8(f).

(f) Business Interruption. Landlord shall not be responsible for, and Tenant releases and discharges Landlord from, and Tenant further waives any claims or rights of recovery against or from Landlord for, any loss for or from business interruption, or for any consequential damages, lost profits or the like suffered by Tenant in connection with Tenant’s use or occupancy of the Premises and/or this Lease.

(g) Adjustment of Claims. Tenant shall cooperate with Landlord and Landlord’s insurers in the adjustment of any insurance claim pertaining to the Building or the Land or Landlord’s use thereof.

(h) Increase in Landlord’s Insurance Costs. Tenant agrees to pay to Landlord any increase in premiums for Landlord’s insurance policies resulting from Tenant’s unauthorized use or occupancy of the Premises.

(i) Failure to Maintain Insurance. Any failure of Tenant to obtain and maintain the insurance policies and coverages required hereunder or failure by Tenant to meet any of the insurance requirements of this Lease, as and when required, shall constitute an Event of Default hereunder, and such failure shall entitle Landlord to pursue, exercise or obtain any of the remedies provided for in Section 12(b), and Tenant shall be solely responsible for any loss suffered by Landlord as a result of such failure. In the event of failure by Tenant to maintain the insurance policies and coverages required by this Lease or to meet any of the insurance requirements of this Lease, Landlord, at its option, and without relieving Tenant of its obligations hereunder, may obtain said insurance policies and coverages or perform any other insurance obligation of Tenant, but all costs and expenses incurred by Landlord in obtaining such insurance or performing Tenant’s insurance obligations shall be reimbursed by Tenant to Landlord, together with interest on same from the date any such cost or expense was paid by Landlord until reimbursed by Tenant, at the Default Rate.

9.
FIRE OR CASUALTY

(a) Subject to the provisions of this Section 9, in the event the Premises, or access thereto, is wholly or partially destroyed by fire or other casualty, Landlord shall (to the extent permitted by Law and covenants, conditions and restrictions then applicable to the Building or the Land) rebuild, repair or restore the Premises and access thereto to substantially the same condition as was existing immediately prior to such destruction (excluding Tenant’s Alterations, trade fixtures, equipment and personal property, which Tenant shall be required to restore) and this Lease shall continue in full force and effect. Notwithstanding the foregoing, (i) Landlord’s obligation to rebuild, repair or restore the Premises shall not apply to any Alterations or leasehold improvements made by Tenant or personal property of Tenant in the Premises, and (ii) Landlord shall have no obligation whatsoever to rebuild, repair or restore the Premises with respect to any damage or destruction occurring during the last twelve (12) months of the Term of this Lease. In the event that Landlord makes a decision whether or not to rebuild, repair or restore the Premises pursuant to the provisions of clause (ii) of this Section 9(a), Landlord shall notify Tenant of such decision within sixty (60) days after such damage or destruction (a “Landlord’s Restoration Notice”). Tenant may, by notice to the Landlord within such thirty (30) day period following receipt of Landlord’s Restoration Notice electing not to rebuild, terminate this Lease as of the date of such damage or destruction and Tenant’s obligation to pay Rent shall terminate as of the date Tenant in fact ceased or ceases to occupy the Premises.

(b) Landlord may elect to terminate this Lease in any of the following cases of damage or destruction to the Premises or the Building: (i) where the cost of rebuilding, repairing and restoring (collectively, “Restoration”) of the Building, would, regardless of the lack of damage to the Premises or access thereto, in the reasonable opinion of Landlord, exceed twenty percent (20%) of the then replacement cost of the Building; (ii) where, in the case of any damage or destruction to any portion of the Building by uninsured casualty, the cost of Restoration of the Building, in the reasonable opinion of Landlord, exceeds $500,000.00; or (iii) where, in the case of any damage or destruction to the Premises or access thereto by uninsured casualty, the cost of Restoration of the Premises or access thereto, in the reasonable opinion of Landlord, exceeds twenty percent (20%) of the replacement cost of the Premises. Notice of any such termination shall be given to Tenant within sixty (60) days of the date of such damage or destruction and shall be effective thirty (30) days following the date of such notice.

(c) Tenant may elect to terminate this Lease by notice to Landlord as hereinafter set forth (time being of the essence) where substantial completion of Restoration of the Premises or of the access thereto would, in Landlord’s reasonable judgment, take longer than twelve (12) months from the date of such damage or destruction or if Landlord, having determined that Restoration would occur in such period, is unable to effect substantial completion of Restoration within such period. Landlord shall, within thirty (30) days of any damage or destruction that would give Tenant the right to terminate this Lease if the Restoration is not substantially completed within the said twelve (12) month period, notify Tenant of Landlord’s reasonable estimate of the time necessary to effect substantial completion of Restoration. If the period for substantial completion of Restoration is longer than such twelve (12) month period, Tenant may within thirty (30) days after receipt of Landlord’s notice, terminate this Lease by notice to the Landlord, such termination to take effect on the date of such notice. If Tenant does not so terminate this Lease even though the period for substantial completion of Restoration is longer than twelve (12) months, this Lease shall continue in full force or effect (unless terminated by Landlord pursuant to any right it has to terminate), but if Restoration of the Premises or access thereto is not substantially completed by the end of such twelve (12) month period, Tenant shall have the right within thirty (30) days following the end of such twelve (12) month period to terminate this Lease by notice to the Landlord as of the date of such notice.

(d) If this Lease is not terminated by either Landlord or Tenant and as the result of any damage or destruction, the Premises, or a portion thereof, are rendered untenantable, and in any event during the period the Premises remain subject to this Lease and are untenantable, the Base Rent and Additional Rent shall abate reasonably from the date of such casualty through the period of Restoration (based upon the extent to which such damage and Restoration interferes with Tenant’s business in the Premises). This Lease shall be considered an express agreement governing any case of damage to or destruction of the Building. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction.

10.
EMINENT DOMAIN

In the event the whole of the Premises, the Building or the Land shall be taken under the power of eminent domain, or sold to prevent the exercise thereof (collectively, a “Taking”), this Lease shall automatically terminate as of the date of such Taking. In the event a Taking of a portion of the Land or the Building shall, in the reasonable opinion of Landlord, substantially interfere with Landlord’s operation thereof, Landlord may terminate this Lease upon thirty (30) days’ written notice to Tenant given at any time within sixty (60) days following the date of such Taking. For purposes of this Lease, the date of Taking shall be the earlier of the date of transfer of title resulting from such Taking or the date of transfer of possession resulting from such Taking. In the event that a portion of the Premises, the Building or the Land is so taken and this Lease is not terminated, Landlord shall, to the extent of proceeds paid to Landlord as a result of the Taking, with reasonable diligence, use commercially reasonable efforts to proceed to restore (to the extent permitted by Law and covenants, conditions and restrictions then applicable to the Building and/or the Land) the Premises (other than Tenant’s personal property and Alterations and fixtures installed by or on behalf of Tenant) to a complete, functioning unit. In such case, the Base Rent shall be reduced equitably and proportionately from and after the date of such Taking based on the portion of the Premises so taken. If all or any portion of the Premises is the subject of a temporary Taking (i.e. of less than twelve (12) months duration), then this Lease shall remain in full force and effect and Tenant shall continue to perform each of its obligations under this Lease; in such case, Tenant shall be entitled to receive the entire award allocable to the temporary Taking of the Premises. Except as provided herein, Tenant shall not assert any claim against Landlord or the condemning authority for, and hereby assigns to Landlord, any compensation in connection with any such Taking, and Landlord shall be entitled to receive the entire amount of any award therefor, without deduction for any estate or interest of Tenant. Nothing contained in this Section 10 shall be deemed to give Landlord any interest in, or prevent Tenant from seeking any award against the condemning authority for the Taking of personal property, fixtures, above standard tenant improvements of Tenant or for relocation or moving expenses recoverable by Tenant from the condemning authority provided that such claim does not reduce award to Landlord.

11. ASSIGNMENT AND SUBLETTING

(a) Tenant shall not directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, assign, sublet, mortgage or otherwise encumber all or any portion of its interest in this Lease or in the Premises or grant any license for any person other than Tenant or its employees to use or occupy the Premises or any part thereof without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. Any such attempted assignment, subletting, license, mortgage, other encumbrance or other use or occupancy without the prior written consent of Landlord shall, at Landlord’s option, be null and void and of no effect. Any mortgage, pledge, transfer, assignment, or encumbrance of all or any portion of Tenant’s interest in this Lease or in the Premises and any grant of a license for any person other than Tenant or its employees to use or occupy the Premises or any part thereof shall be deemed to be an “assignment”. In addition, as used in this Section 11, the term “Tenant” shall also mean any entity that has guaranteed Tenant’s obligations under this Lease, and the restrictions applicable to Tenant contained herein shall also be applicable to such guarantor.

(b) No assignment or subletting shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or deemed to be consent to any subletting or assignment. Consent by Landlord to one subletting or assignment shall not be deemed to constitute consent to any other or subsequent attempted subletting or assignment. If Tenant desires at any time to assign this Lease or to sublet the Premises or any portion thereof, Tenant shall give notice (“Tenant’s Recapture

Notice”) thereof to Landlord, which Tenant’s Recapture Notice shall specify the effective date of such assignment or sublease, and shall be accompanied by (a) with respect to an assignment of this Lease, the date Tenant desires the assignment to be effective, and (b) with respect to a sublet of all or a part of the Premises, a description of the portion of the Premises to be sublet, the commencement date and expiration date of such sublease and the rent per rentable square foot Tenant will ask for such portion of the Premises. Such Tenant’s Recapture Notice shall be deemed an irrevocable offer from Tenant to Landlord, at Landlord’s option, (1) if the proposed transaction is a sublease for a sublease term which would expire after the date which is twelve (12) months prior to the Expiration Date, to terminate this Lease with respect to such space as Tenant proposes to sublease (if less than the entire Premises, the “Partial Space”), upon the terms and conditions hereinafter set forth, or (2) if the proposed transaction is an assignment of this Lease or a sublease of all or greater than seventy-five percent (75%) of the rentable area of the Premises, for a sublease term which would expire after the date which is twelve (12) months prior to the Expiration Date, to terminate this Lease with respect to the entire Premises. Such recapture option may be exercised by notice from Landlord to Tenant within twenty (20) Business Days after delivery of Tenant’s Recapture Notice.

(c) If Landlord exercises its option to terminate all or a portion of this Lease, (a) this Lease shall end and expire with respect to all or a portion of the Premises, as the case may be, on the effective date that such assignment or sublease was to commence, provided that such date is in no event earlier than ninety (90) days after the date of the Tenant’s Recapture Notice unless Landlord agrees to such earlier date, (b) Rent shall be apportioned, paid or refunded as of such date, (c) Tenant, upon Landlord’s request, shall enter into an amendment of this Lease ratifying and confirming such total or partial termination, and setting forth any appropriate modifications to the terms and provisions hereof, and (d) Landlord shall be free to lease the Premises (or any part thereof) to Tenant’s prospective assignee or subtenant. Tenant shall pay all customary commercially reasonable out-of-pocket costs and expenses incurred by Landlord to make the Partial Space a self-contained rental unit and install any required Building corridors.

(d) If Landlord does not exercise Landlord’s option to terminate all or a portion of this Lease pursuant to the foregoing Section 11(b), then Tenant may proceed to offer the Premises for rent, to list the Premises (or said part thereof) with a broker, and to show the Premises (or said part thereof) to prospective assignees or subtenants; provided, however, prior to entering into any assignment or sublease of all or any portion of the Premises Tenant shall give a second notice (a “Tenant’s Consent Request Notice”) to Landlord, which Tenant’s Consent Request Notice shall be accompanied by (x) with respect to a proposed assignment of this Lease, the proposed form of assignment agreement and the date Tenant desires the assignment to be effective, (y) with respect to a proposed sublease, the proposed form of sublease agreement, the date Tenant desires the sublease to be effective, and a description of the portion of the Premises to be sublet, and (z) such information regarding the financial condition and responsibility of the proposed assignee or subtenant as Landlord may reasonably require. Said Tenant’s Consent Request Notice shall be a request from Tenant to Landlord to consent to the proposed assignment or sublease. Such consent shall be granted or denied by notice from Landlord to Tenant within thirty (30) days after Landlord’s receipt of Tenant’s Consent Request Notice. If Landlord does not respond to a request for consent to a proposed assignment or sublease within thirty (30) days after receipt of a Tenant’s Consent Request Notice (including all of the documents and other information required pursuant to the foregoing provisions), then Tenant may elect to submit an Assignment/Sublease Reminder

Notice (as hereinafter defined) and if Landlord does not respond to the Assignment/Sublease Reminder Notice within five (5) Business Days after receipt thereof, then the proposed assignment or sublease shall be considered to have been consented to by Landlord. An “Assignment/Sublease Reminder Notice” shall mean a written notice delivered by Tenant to Landlord stating the following in capitalized and bold type prominently on the top of the first page of such notice. “THIS NOTICE IS AN ASSIGNMENT/SUBLEASE REMINDER NOTICE DELIVERED UNDER THE LEASE. IF LANDLORD DOES NOT RESPOND TO THE PROPOSED ASSIGNMENT OR SUBLEASE WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN LANDLORD WILL BE CONSIDERED TO HAVE CONSENTED TO THE PROPOSED ASSIGNMENT OR SUBLEASE.”

(e) Tenant acknowledges that it shall be reasonable for Landlord to withhold its consent to a proposed assignment or sublease in any of the following instances:

(i) The assignee or sublessee is not, in Landlord’s reasonable opinion, sufficiently creditworthy to perform the obligations such assignee or sublessee will have under this Lease;

(ii) The intended use of the Premises by the assignee or sublessee is not for general office use;

(iii) The intended use of the Premises by the assignee or sublessee would materially increase the pedestrian traffic to the Premises or the Building;

(iv) Occupancy of the Premises by the assignee or sublessee would, in the good faith judgment of Landlord, violate any agreement binding upon Landlord, the Building or the Land with regard to the identity of tenants, usage in the Building, or similar matters;

(v) The assignee or sublessee (or any affiliate of the assignee or sublessee) is then negotiating with Landlord or has negotiated with Landlord within the previous six (6) months regarding occupancy in the Building, or is a current tenant or subtenant within the Building;

(vi) The identity or business reputation of the assignee or sublessee will, in the good faith judgment of Landlord, tend to damage the goodwill or reputation of the Building;

(vii) The proposed sublease would result in more than two subleases of portions of the Premises being in effect at any one time during the Lease Term; or

(viii) In the case of a sublease, the sublessee has not acknowledged that this Lease controls over any inconsistent provision in the sublease.

The foregoing criteria shall not exclude any other reasonable basis for Landlord to refuse its consent to such assignment or sublease. Notwithstanding any contrary provision of this Lease, if Tenant or any proposed assignee or sublessee claims that Landlord has unreasonably withheld its consent to a proposed assignment or sublease or otherwise has breached its obligations under this Section 11, their sole remedy shall be to seek a declaratory judgment and/or injunctive relief without any monetary damages, and, with respect thereto, Tenant, on behalf of itself and, to the extent permitted by law, such proposed assignee/sublessee, hereby waives all other remedies against Landlord, including, without limitation, the right to seek monetary damages or to terminate this Lease.

Any sublease and any assignment agreement shall be in a form and contain conditions reasonably acceptable to Landlord and shall be expressly subject to the terms and conditions of this Lease, except as the Landlord shall otherwise specifically agree in writing. Without limiting the generality of the foregoing, the terms and provisions of any assignment or subletting permitted hereunder shall specifically make applicable to the assignee or sublessee all of the provisions of this Section 11 so that Landlord or its successor as aforesaid shall have against the assignee or sublessee all rights with respect to any further assignment and subletting which are set forth herein. Any assignment or sublet made without complying with this Section 11 shall, at Landlord’s option, be null, void and of no effect, or shall constitute a default under this Lease. Any sublease hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any sublease or an assignment of space other than an assignment of the entire Lease, Landlord shall have the right to: (i) treat such sublease or such assignment as cancelled and repossess the space subject to such sublease or assignment by any lawful means, or (ii) require that such subtenant or assignee to attorn to and recognize Landlord as its landlord under any such sublease or assignment. If Tenant shall be in default of its obligations under this Lease, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any such sublessee or assignee to make all payments under or in connection with the sublease or assignment directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease).

(f) If Landlord does not exercise Landlord’s termination option provided under Section 11(b) and Tenant fails to deliver a proposed assignment or sublease (together with all of the documents and information required to be delivered to Landlord pursuant to Section 11(e)) within two hundred seventy (270) days after the delivery of Tenant’s Recapture Notice, then Tenant shall again deliver a Tenant’s Recapture Notice and comply with all of the provisions of Sections 11(b), (c) and 11(d) before assigning this Lease or subletting all or part of the Premises. In addition, if Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver to Landlord such assignment or sublease within ninety (90) days after the giving of such consent, or the amount of space subject to such sublease varies by more than ten percent (10%) from that specified in the Tenant’s Consent Request Notice, or the net effective rent payable under such sublease varies by more than ten percent (10%) from that set forth in Tenant’s Consent Request Notice, then such consent shall be considered to have been revoked and Tenant shall again submit a Tenant’s Recapture Notice and comply with the provisions of Sections 11(b), (d) and (e) before assigning this Lease or subletting all or part of the Premises.

(g) If Tenant enters into any assignment or sublease permitted hereunder or consented to by Landlord, Tenant shall, within one hundred twenty (120) days of Landlord’s consent to such assignment or sublease, deliver to Landlord a list of all tenant improvement costs and tenant improvement allowances, third-party brokerage fees, legal fees and expenses, advertising costs, architectural fees paid or to be paid by Tenant in connection with such transaction (collectively, “Transaction Costs”), together with a list of all of Tenant’s personal property to be transferred to such Transferee. The Transaction Costs shall be amortized, on a straight-line basis, over the term of any sublease. Tenant shall deliver to Landlord evidence of the payment of such Transaction Costs promptly after the same are paid. In consideration of such assignment or subletting, Tenant shall pay to Landlord:

(i) In the case of an assignment of this Lease, on the effective date of the assignment, an amount equal to fifty percent (50%) of any consideration actually paid to Tenant by the Transferee for or in connection with such assignment of this Lease (including sums paid for the sale or rental of Tenant’s personal property, less the then fair market or rental value thereof, as reasonably determined by Landlord) after first deducting the Transaction Costs; or

(ii) In the case of a sublease, fifty percent (50%) of any consideration actually paid to Tenant under the sublease to Tenant by the Transferee which exceeds on a per square foot basis the Base Rent and Additional Rent accruing during the term of the sublease in respect of the sublet space (together with any sums paid for the sale or rental of Tenant’s personal property, less the then fair market or rental value thereof, as reasonably determined by Landlord) after first deducting the Transaction Costs. The sums payable under this clause shall be paid by Tenant to Landlord monthly as and when paid by the subtenant to Tenant.

(h) Notwithstanding the foregoing provisions, the prior consent of Landlord shall not be required, and Tenant shall not be obligated to deliver a Tenant’s Recapture Notice or Tenant’s Consent Request Notice, and the provisions of Section 11(g) and Section 11(l) shall not apply, with respect to an assignment or sublease to a business entity into or with which Tenant is merged, consolidated, or reorganized, or to which all or substantially all of Tenant’s stock, assets, are transferred, so long as (i) such transfer was made for a legitimate independent business purpose and not for the purpose of transferring this Lease, (ii) the successor to Tenant has either a credit rating or a net worth computed in accordance with generally accepted accounting principles at least equal to the credit rating or net worth (as applicable) of Tenant immediately prior to such merger, consolidation or transfer, and (iii) proof satisfactory to Landlord of such credit rating or net worth (as applicable) is delivered to Landlord at least five (5) days prior to the effective date of any such transaction.

(i) If Tenant is a corporation, partnership or other entity that is not publicly traded on a recognized national stock exchange, any transaction or series of related or unrelated transactions (including, without limitation, any dissolution, merger, consolidation or other reorganization, any withdrawal or admission of a partner or change in a partner’s interest, or any issuance, sale, gift, transfer or redemption of any capital stock of or ownership interest in such entity, whether voluntary, involuntary or by operation of law, or any combination of any of the foregoing transactions) resulting in the transfer of control of such Tenant, shall be deemed to be an assignment of this Lease subject to the provisions of this Section 11. The term “control” as used in this Section 11 means the power to directly or indirectly direct or cause the direction of the management or policies of Tenant. Any transfer of control of a subtenant which is a corporation or other entity shall be deemed an assignment of any sublease. Notwithstanding anything to the contrary in this Section 11, if the original Tenant under this Lease is a corporation, partnership or other entity, a change or series of changes in ownership of stock or other ownership interests or issuance, sale, gift, transfer, or redemption of any stock or ownership interest which would result in direct or indirect change in ownership of less than fifty percent (50%) of the outstanding voting stock of or other voting ownership interests in such Tenant as of the date of the execution and delivery of this Lease shall not be considered a change of control, in which event, the prior consent of Landlord shall not be required, and Tenant shall not be obligated to deliver a Tenant’s Recapture Notice or Tenant’s Consent Request Notice, and the provisions of Section 11(g) and Section 11(l) shall not apply thereto.

(j) Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times during the Term and any subsequent renewals or extensions remain fully responsible and liable for the payment of the Rent and for compliance with all of Tenant’s other obligations under this Lease.

(k) If this Lease is assigned or if the Premises is subleased (whether in whole or in part), or in the event of the mortgage or pledge of Tenant’s leasehold interest, or grant of any concession or license within the Premises, or if the Premises are occupied in whole or in part by anyone other than Tenant, then upon a default by Tenant hereunder Landlord may collect the amounts due to the Tenant from the assignee, sublessee, mortgagee, pledgee, concessionee or licensee or other occupant and shall, except to the extent payable to the Landlord as set forth in the preceding Section (g), apply the amount collected to the next Rent payable hereunder; and all such amounts collected by Tenant after such default shall be held in deposit for Landlord and promptly forwarded to Landlord. No such transaction or collection of such amounts or application thereof by Landlord, however, shall be deemed a waiver of these provisions or a release of Tenant from the further performance by Tenant of its covenants, duties, or obligations hereunder.

(l) If Tenant effects an assignment or sublease or requests the consent of Landlord to any proposed assignment or sublease, then Tenant shall, within ten (10) Business Days after request therefor, pay Landlord a non-refundable administrative fee of One Thousand Five Hundred Dollars ($1,500.00), plus any reasonable attorneys’ and paralegal fees and costs incurred by Landlord in connection with such assignment or sublease or request for consent; provided, however, with respect to each proposed sublease Tenant shall not be obligated to reimburse Landlord for more than Five Thousand Dollars ($5,000.00) on account of such costs and expenses, unless such sublease does not occur in the ordinary course of business (e.g. is in connection with a bankruptcy or reorganization of Tenant) or involves an amendment to this Lease or other additional documentation (other than a customary Landlord’s consent to sublease agreement), or if Landlord provides unusual or extraordinary services in connection therewith. Acceptance of the administrative fee and/or reimbursement of Landlord’s attorneys’ and paralegal fees shall in no event obligate Landlord to consent to any proposed assignment or sublease.

(m) Notwithstanding any provision of this Lease to the contrary, in the event this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute the property of Tenant or Tenant’s estate within the meaning of the Bankruptcy Code. All such money and other consideration not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and shall be promptly paid or delivered to Landlord.

(n) The joint and several liability of the Tenant named herein and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (a) agreement that modifies any of the rights or obligations of the parties under this Lease, (b) stipulation that extends the time within which an obligation under this Lease is to be performed, (c) waiver of the performance of an obligation required under this Lease, or (d) failure to enforce any of the obligations set forth in this Lease.

12. DEFAULT

(a) Events of Default. The occurrence of any one or more of the following events shall constitute an “event of default” or “default” (herein so called) under this Lease by Tenant: (i) Tenant fails to pay when due any payment of Rent within five (5) Business Days following delivery to Tenant of written notice that such payment was not received when due; provided however, that Landlord shall not be obligated to deliver such written notice more than once in any twelve-month period and upon the second such occurrence in any twelve (12) month period Tenant shall be in default if it fails to pay when due any payment of Rent; or (ii) Tenant fails to observe or perform any other term, covenant or condition of this Lease and such failure continues for more than thirty (30) days after notice by Landlord to Tenant of such default, or if such default is of a nature that it cannot be completely remedied within thirty (30) days, failure by Tenant to commence to remedy such failure within said thirty (30) days, and thereafter diligently prosecute to completion all steps necessary to remedy such default, provided in all events the same is completed within ninety (90) days; or (iii) [Intentionally Deleted]; or (iv) Tenant files a voluntary petition in bankruptcy or insolvency, or is the subject of an involuntary petition in bankruptcy which is not dismissed within sixty (60) days after filing thereof; or (v) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease or of substantially all of guarantor’s assets, where possession is not restored to Tenant or guarantor within sixty (60) days; or (vi) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of substantially all of guarantor’s assets or of Tenant’s interest in this Lease where such seizure is not discharged within sixty (60) days; or (vii) any material representation or warranty made by Tenant or guarantor in this Lease or any other document delivered in connection with the execution and delivery of this Lease or pursuant to this Lease proves to be incorrect in any material respect; or (viii) Tenant or guarantor shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution.

Upon the occurrence of any one or more of such events of default, Landlord may, in addition to all other remedies available at law or in equity, at its sole option, (i) immediately, or at any time after such event of default, without additional notice, re-enter the Premises or any part thereof, in the name of the whole and repossess the same as of Landlord’s former estate, and dispossess Tenant and any other persons or entities from the Premises and remove any and all of their property and effects from the Premises, without being deemed guilty of any manner of trespass and without prejudice to any other rights or remedies, and/or (ii) give to Tenant three (3) days’ notice of cancellation of this Lease, in which event this Lease and the Lease Term shall terminate (whether or not the Term shall have commenced) with the same force and effect as if the date set forth in the notice was the Expiration Date stated herein, and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable for damages as provided in this Section 12. Any notice of cancellation of the Lease Term may be given simultaneously with any written notice of default given to Tenant.

(b) Possession/Reletting. If any event of default occurs and Landlord reenters the Premises or terminates this Lease as aforesaid:

(i) Surrender of Possession. Tenant shall quit and surrender the Premises to Landlord.

(ii) Disposition of Tenant’s Property. In the event of any such termination, entry or re-entry, Landlord shall have the rights to remove and store Tenant’s property then remaining in the Premises, and that of persons claiming by, through or under Tenant at the sole risk and expense of Tenant and, if Landlord so elects, (x) to sell such property at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant and pay the balance, if any, to Tenant, or (y) to dispose of such property in any manner in which Landlord shall elect, Tenant hereby agreeing to the fullest extent permitted by Law that it shall have no right, title or interest in any property remaining in the Premises after such termination, entry or re-entry.

(iii) Landlord’s Reletting. Landlord may relet all or any part of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for any term ending before, on or after the Expiration Date, at such rental and upon such other conditions (which may include concessions and free rent periods) as Landlord, in its discretion, may determine. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the Premises are re-let, for failure to collect the rent under such re-letting, and Tenant hereby waives, to the extent permitted by applicable law, any obligation Landlord may have to mitigate Tenant’s damages. Landlord agrees to list the Premises with a broker in the event of a termination, entry or re-entry under this Section 12, provided that Landlord’s obligation to list the Premises as provided herein is independent of Tenant’s obligations under this Section 12 and shall not be construed to entitle Tenant to set-off against any amounts payable by Tenant hereunder in the event of a breach or alleged breach by Landlord of such obligation. In no event shall Landlord be obligated to give priority to the re-letting of the Premises over any other premises in the Building or any other building owned by Landlord. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenants for the Premises unless and until Landlord obtains full and complete possession of the Premises, including the final and unappealable legal right to relet the Premises free of any claim of Tenant, (ii) lease the Premises to a tenant whose proposed use, in Landlord’s reasonable judgment, will be unacceptable, (iii) relet the Premises prior to leasing any other vacant space in the Building, suitable for the use of the prospective tenant, (iv) lease the Premises for a rental rate less than the current fair market rent then prevailing for similar space in the Building, or (v) enter into a lease with any proposed tenant that does not have, in Landlord’s reasonable opinion, sufficient financial wherewithal and resources to satisfy its financial obligations under the prospective lease. Landlord shall be entitled to take into account in connection with any such reletting of the Premises all relevant factors which would be taken into account by a sophisticated landlord in securing a replacement tenant for the Premises including the first class quality of the Building, matters of tenant mix, and the financial responsibility of any such replacement tenant. Landlord, at Landlord’s option, may make such alterations, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with such reletting or proposed reletting. No action or inaction by Landlord in connection with such reletting shall relieve Tenant of any liability under this Lease or otherwise affecting any such liability.

(iv) Remedies Not Exclusive. The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may, at any time, be entitled lawfully and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

(v) Summary Process. Upon any event of default of Tenant, or the expiration or termination of this Lease, Landlord shall have the right of summary process under M.G.L.A. Chapter 239, and/or other applicable statutes, and such other rights to recover possession as permitted by applicable Laws.

(c) Tenant’s Waiver. To the maximum extent permitted by Law, Tenant, on its own behalf and on behalf of all persons or entities claiming through or under Tenant, including all creditors, hereby waives all rights which Tenant and all such persons or entities might otherwise have under any Law (including M.G.L. Chapter 186, Section 11); (i) to the service of any notice of intention to re-enter or to institute legal proceedings, (ii) to redeem, or to re-enter or repossess the Premises, or (iii) to restore the operation of this Lease, after (A) Tenant shall have been dispossessed by judgment or by warrant of any court or judge, (B) any re-entry by Landlord, or (C) any expiration or early termination of the Term of this Lease, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words “re-enter,” “re entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings.

(d) Tenant’s Breach. Upon the breach and during the continuation of any breach by Tenant of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach and to invoke any other remedy allowed at Law or in equity as if re-entry, summary process proceedings and other special remedies were not provided in this Lease for such breach.

The rights to invoke the remedies set forth above are cumulative and shall not preclude Landlord from invoking any other remedy allowed at Law or in equity.

(e) Landlord’s Damages. If this Lease and the Lease Term, or Tenant’s right to possession of the Premises shall terminate, or Landlord shall re-enter the Premises, as provided in this Section 12, then, in any of such events:

(i) Tenant shall pay to Landlord all items of Rent payable under this Lease by Tenant to Landlord prior to the date of termination or repossession;

(ii) Landlord may retain all monies, if any, paid by Tenant to Landlord, whether as prepaid Rent, a security deposit or otherwise, which monies, to the extent not otherwise applied to amounts due and owing to Landlord, shall be credited by Landlord against any damages payable by Tenant to Landlord;

(iii) Tenant shall pay to Landlord, in monthly installments, on the days specified in this Lease for payment of installments of Base Rent, any “Deficiency” (as hereinafter defined); it being understood that Landlord shall be entitled to recover the Deficiency installment from Tenant each month as the same shall arise, and no suit to collect the amount of the Deficiency installment for any month, shall prejudice Landlord’s right to collect the Deficiency installment for any subsequent month by a similar proceeding; and

(iv) whether or not Landlord shall have collected any monthly Deficiency installment, Tenant shall pay to Landlord, on demand (the date of such payment is the “Payment Date”), at the election of Landlord, in lieu of any further Deficiency installments and as liquidated and agreed final damages, the Present Value (as hereinafter defined) plus any Deficiency installments theretofore to have been paid, but which were not paid. Present Value is intended to reflect a discounted value of the amount by which the Rent for the period which otherwise would have constituted the unexpired portion of the Lease Term at the date of termination or repossession (assuming the Additional Rent during such period to be the same as was payable for the year immediately preceding such termination or re-entry, increased in each succeeding year by four percent (4%) (on a compounded basis)) exceeds the then fair and reasonable rental value of the Premises for the same period. To find the Present Value, the difference described in the preceding sentence shall be calculated for each month of the period in question and such difference shall be discounted to the amount which, if invested on the Payment Date at 6% per annum, would yield on the date such monthly payment of Rent would have otherwise been due, the amount of such difference; and the sum of all such differences so discounted shall be the “Present Value”. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Lease Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

“Deficiency” shall mean the difference between (a) the Base Rent and Additional Rent for the period which otherwise would have constituted the unexpired portion of the Lease Term (assuming the Additional Rent for each year thereof to be the same as was payable for the year immediately preceding such termination or re-entry), and (b) the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of this Lease for any part of such period (after first deducting from such rents all expenses incurred by Landlord in connection with the termination of this Lease, Landlord’s re-entry upon the Premises and such reletting, including repossession costs, brokerage commissions, attorneys’ fees and disbursements, and alteration costs). Deficiency installments shall be calculated on the net rent collectable from third parties with respect to the Premises by reason of reletting with respect to the period for which the Deficiency installment is being paid.

(f) Reletting. If the Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 12. Tenant shall not be entitled to any rents collected or payable under any reletting, whether or not such rents exceed the Base Rent reserved in this Lease.

(g) Interest. If any payment of Rent is not paid by the date on which it is due, interest shall accrue on such payment, from the date such payment became due until paid at the Default Rate. Tenant acknowledges that late payment by Tenant of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any note secured by a mortgage covering the Building or the Land (or any part thereof). Therefore, in addition to interest, if any amount is not paid when due, a late charge equal to five percent (5%) of such amount shall be assessed, provided, however, that on two (2) occasions during any twelve (12) month period during the Term, Landlord shall give Tenant notice of such late payment and Tenant shall have a period of five (5) Business Days thereafter in which to make such payment before any late charge is assessed. Such interest and late charges shall constitute Additional Rent payable by Tenant, and are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any of Landlord’s rights or remedies under any other provision of this Lease or otherwise available at law or in equity. The term “Default Rate” as used in this Lease shall mean the lesser of (A) the rate announced from time to time by Wells Fargo Bank or, if Wells Fargo Bank ceases to exist or ceases to publish such rate, then the rate announced from time to time by the largest (as measured by deposits) chartered bank operating in the State, as its “prime rate” or “reference rate”, plus five percent (5%), or (B) the maximum rate of interest permitted by Law.

(h) Other Rights of Landlord. If Tenant fails to pay any Rent when due, Landlord, in addition to any other right or remedy, shall have the same rights and remedies as are set forth in this Lease in the case of a default by Tenant in the payment of Base Rent. If Tenant is in arrears in the payment of Rent, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to any items of Rent Landlord sees fit, regardless of any request by Tenant. Landlord reserves the right, without liability to Tenant and without constituting any claim of constructive eviction, to suspend furnishing or rendering to Tenant any property, material, labor, or other service, whenever Landlord is obligated to furnish or render the same at the expense of Tenant, in the event that (but only for so long as) Tenant is in arrears in paying Landlord for such items for more than five (5) Business Days after notice from Landlord to Tenant demanding the payment of such arrears.

(i) Landlord’s Right to Perform. Except as specifically provided otherwise in this Lease, all covenants and agreements by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement or offset of Rent. If Tenant shall fail to pay any sum of money (other than Base Rent) or perform any other act on its part to be paid or performed hereunder and such failure shall continue for three (3) Business Days with respect to monetary obligations (or ten (10) Business Days with respect to non-monetary obligations, except in case of emergencies, in which such case, such shorter period of time as is reasonable under the circumstances) after Tenant’s receipt of written notice thereof from Landlord, Landlord may, without waiving or releasing Tenant from any of Tenant’s obligations, make such payment or perform such other act on behalf of Tenant. All sums so paid by Landlord and all necessary incidental out-of-pocket costs incurred by Landlord in performing such other acts shall be payable by Tenant to Landlord within five (5) Business Days after demand therefor as Additional Rent.

(j) Rights and Remedies Cumulative. All rights, options and remedies of Landlord contained in this Section 12 and elsewhere in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. Nothing in this Section 12 shall be deemed to limit or otherwise affect Tenant’s indemnification of Landlord pursuant to any provision of this Lease.

(k) Tenant’s Waiver of Redemption. Tenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future law to redeem any of the Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future law which exempts property from liability for debt or for distress for Rent.

(l) Costs Upon Default and Litigation. Tenant shall pay to Landlord as Additional Rent all the expenses incurred by Landlord in connection with any default by Tenant hereunder or the exercise of any remedy by reason of any default by Tenant hereunder, including reasonable attorneys’ fees and expenses. If Landlord shall be made a party to any litigation commenced against Tenant or any litigation pertaining to this Lease or the Premises, at the option of Landlord, Tenant, at its expense, shall provide Landlord with counsel approved by Landlord in its reasonable discretion and shall pay all costs incurred or paid by Landlord in connection with such litigation.

13.
ACCESS; CONSTRUCTION

Landlord reserves from the leasehold estate hereunder, in addition to all other rights reserved by Landlord under this Lease, the right to use the roof and exterior walls of the Building and the area beneath, adjacent to and above the Premises. Landlord also reserves the right to install, use, maintain, repair, replace and relocate equipment, pipes, ducts, plumbing, conduits and wiring through the Premises, which serve other portions of the Building in a manner and in locations which do not unreasonably interfere with Tenant’s use of the Premises. In addition, Landlord shall have free access to any and all mechanical installations of Landlord or Tenant, including, without limitation, machine rooms, telephone rooms and electrical closets. Tenant agrees that there shall be no construction of partitions or other obstructions which materially interfere with or which threaten to materially interfere with Landlord’s access thereto, or materially interfere with the moving of Landlord’s equipment to or from the enclosures containing said installations. Landlord shall at reasonable times, during normal business hours and after not less than twenty-four (24) hours’ prior written or electronic notice (which may be by email to the designated representative of Tenant), have the right to enter the Premises to inspect the same, to supply janitorial service and any other service to be provided by Landlord to Tenant hereunder, to exhibit the Premises to prospective purchasers, or prospective lenders, to post notices of non-responsibility, to alter, improve, restore, rebuild or repair the Premises or any other portion of the Building or the Land, or to maintain or repair the Building or the Common Areas in connection with construction or excavation work adjacent to or near the Building, or to do any other act permitted or contemplated to be done by Landlord hereunder, all without being deemed guilty of an eviction of Tenant and without liability for abatement of Rent or otherwise. In addition, during the fifteen (15) month period immediately preceding the Expiration Date, Landlord may from time-to-time show the Premises to prospective tenants. For such purposes, Landlord may also erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, and during such operations may enter upon the Premises and take into and upon or through the Premises, all materials required to make such repairs, maintenance, alterations or improvements, and may close public entry ways, other public areas, restrooms, stairways or corridors. Landlord shall conduct all such inspections and/or improvements, alterations and repairs so as to minimize, to the extent reasonably practical and without material additional expense to Landlord, any interruption of or interference with the use of the Premises by Tenant. Subject to the compliance by Landlord with the terms and conditions of this Section 13 and except as otherwise expressly provided in this Lease, in connection with the performance by Landlord of such inspections and/or improvements, alterations and repairs, Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises. For each of such purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises (excluding Tenant’s vaults and safes, access to which shall be provided by Tenant upon Landlord’s reasonable request). Landlord shall have the right to use any and all means which Landlord may deem proper in an emergency in order to obtain entry to the Premises or any portion thereof, and Landlord shall have the right, at any time during the Lease Term, to provide whatever access control measures it deems reasonably necessary to the Building, without any interruption or abatement in the payment of Rent by Tenant. Any entry into the Premises obtained by Landlord by any of such means shall not under any circumstances be construed to be a forcible or unlawful entry into, or a detainer of, the Premises, or any eviction of Tenant from the Premises or any portion thereof. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, Alterations or decorations to the Premises or the Building or the Land except as otherwise expressly agreed to be performed by Landlord pursuant to the provisions of this Lease.

14.
BANKRUPTCY

(a) If at any time on or before the Commencement Date there shall be filed by or against Tenant in any court, tribunal, administrative agency or any other forum having jurisdiction, pursuant to any applicable law, either of the United States or of any state, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver, trustee or conservator of all or a portion of Tenant’s property, or if Tenant makes an assignment for the benefit of creditors, this Lease shall ipso facto be canceled and terminated and in such event neither Tenant nor any person claiming through or under Tenant or by virtue of any applicable Law or by an order of any court, tribunal, administrative agency or any other forum having jurisdiction, shall be entitled to possession of the Premises and Landlord, in addition to the other rights and remedies given by Section 12 hereof or by virtue of any other provision contained in this Lease or by virtue of any applicable Law, may retain as damages any Rent, Security Deposit or moneys received by it from Tenant or others on behalf of Tenant.

(b) If, after the Commencement Date, or if at any time during the Term of this Lease, there shall be filed against Tenant in any court, tribunal, administrative agency or any other forum having jurisdiction, pursuant to any applicable law, either of the United States or of any state, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver, trustee or conservator of all or a portion of Tenant’s property, and the same is not dismissed after sixty (60) days, or if Tenant makes an assignment for the benefit of creditors, this Lease, at the option of Landlord exercised within a reasonable time after notice of the happening of any one or more of such events, may be canceled and terminated and in such event neither Tenant nor any person claiming through or under Tenant or by virtue of any statute or of an order of any court shall be entitled to possession or to remain in possession of the Premises, but shall forthwith quit and surrender the Premises, and Landlord, in addition to the other rights and remedies granted by Section 12 hereof or by virtue of any other provision contained in this Lease or by virtue of any applicable law, may retain as damages any Rent, Security Deposit or moneys received by it from Tenant or others on behalf of Tenant.

15.
LANDLORD DEFAULTS

Landlord shall in no event be in breach or default in the performance of any of Landlord’s obligations under this Lease or any warranties or promises hereunder unless Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such breach or default, after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation, provided, that Landlord has commenced to cure and thereafter diligently prosecutes such cure to completion. Without limitation, in no event shall Tenant have the right to terminate or cancel this Lease or to withhold rent or to set-off any claim or damages against rent as a result of any breach or default by Landlord or breach by Landlord of its obligations or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the Premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same as set forth above. In addition, the Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against the Landlord from Rent thereafter due and payable under this Lease, but shall look solely to the interests of the Landlord in the Building for satisfaction of any such claim.

16.
SUBORDINATION; ATTORNMENT; ESTOPPEL CERTIFICATES

(a) Tenant agrees that this Lease and the rights of Tenant hereunder shall be subject and subordinate to any and all mortgages, deeds of trust, master leases, ground leases or other security documents and any and all modifications, renewals, extensions, consolidations and replacements thereof (collectively, “Security Documents”) which now or hereafter constitute a lien upon or encumber the Land, the Building or the Premises. In addition, the holder of any such Security Documents (e.g. mortgagee, trustee, master lessor or the like), may effect, by providing notice thereof to Tenant to subordinate or cause to be subordinated any such Security Documents to this Lease and in such case, in the event of the termination or transfer of Landlord’s estate or interest in the Land or the Building by reason of any termination or foreclosure of any such Security Documents, Tenant shall, notwithstanding such subordination, attorn to and become the Tenant of the successor-in-interest to Landlord at the option of such successor-in-interest.

(b) If as a result of a proceeding brought for default under any ground or master lease to which this Lease is subject, the interest of the Landlord is transferred or in the event of such transfer by reason of foreclosure or the exercise of the power of sale under any mortgage, deed of trust or other Security Document made by Landlord covering the Premises, at the election of such transferee, Tenant shall attorn to and recognize such transferee as Landlord under this Lease, provided such transferee expressly agrees in writing to be bound to all future obligations by the terms of this Lease, provided, however, it shall be a condition of the obligation of the transferee to be so bound that, if so requested by the transferee, Tenant shall enter into a new lease with that transferee or any successor to such transferee on the same terms and conditions as are contained in this Lease (for the unexpired term of this Lease then remaining). Tenant hereby waives its rights under any current or future law which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any such foreclosure proceeding or sale.

(c) Tenant shall, upon not less than ten (10) Business Days prior notice by Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying to those facts for which certification has been requested by Landlord or any current or prospective purchaser, holder of any Security Document, ground lessor or master lessor, including, but without limitation, that (i) this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (ii) the dates to which the Base Rent, Additional Rent and other charges hereunder have been paid, if any, and (iii) whether or not to the actual knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which Tenant may have actual knowledge. The form of the statement attached hereto as Exhibit C is hereby approved by Tenant for use pursuant to this Section 16 (c); however, at Landlord’s option, Landlord shall have the right to use other customary forms for such purpose. Tenant’s failure to execute and deliver such statement within such time shall be conclusive upon Tenant that this Lease is in full force and effect without modification except as may be represented by Landlord in any such certificate prepared by Landlord and delivered to Tenant for execution. Any statement delivered pursuant to this Section 16(c) may be relied upon by any prospective purchaser of the fee or of the Building or any mortgagee, ground lessor or other like encumbrances thereof or any assignee of any such encumbrance upon the Building or the Land.

17.
SALE BY LANDLORD; TENANT’S REMEDIES; NONRECOURSE LIABILITY

(a) In the event of a sale or conveyance by Landlord of the Building or the Land, Landlord shall be released from any and all liability under this Lease. If Tenant has provided a letter of credit or security deposit as security for its obligations hereunder, Landlord shall transfer the security deposit and/or the letter of credit to the purchaser, and upon delivery to Tenant of notice thereof, Landlord shall be discharged from any further liability in reference thereto.

(b) All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Building and not thereafter. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.

(c) Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord under this Lease (including any actual or alleged breach or default by Landlord) do not constitute personal obligations of the individual partners, directors, officers, trustees, members or shareholders of Landlord or Landlord’s members or partners, and Tenant shall not seek recourse against the individual partners, directors, officers, trustees, members or shareholders of Landlord or against Landlord’s members or partners or against any other persons or entities having any interest in Landlord, or against any of their personal assets for satisfaction of any liability with respect to this Lease. Any liability of Landlord for a default by Landlord under this Lease, or a breach by Landlord of any of its obligations under this Lease, shall be limited solely to its interest in the Land and Building, and in no event shall any personal liability be asserted against Landlord nor shall any recourse be had to any other property or assets of Landlord, its partners, directors, officers, trustees, members, shareholders or any other persons or entities having any interest in Landlord. Tenant’s sole and exclusive remedy for a default or breach of this Lease by Landlord shall be either (i) an action for damages, or (ii) an action for injunctive relief; Tenant hereby waiving and agreeing that Tenant shall have no offset rights or right to terminate this Lease on account of any breach or default by Landlord under this Lease. Under no circumstances whatsoever shall Landlord ever be liable for punitive, consequential or special damages under this Lease and Tenant waives any rights it may have to such damages under this Lease in the event of a breach or default by Landlord under this Lease.

(d) As a condition to the effectiveness of any notice of default given by Tenant to Landlord, Tenant shall also concurrently give such notice to each beneficiary under a Security Document encumbering the Land or the Building of whom Tenant has received written notice (such notice to specify the address of the beneficiary). In the event Landlord shall fail to cure any breach or default within the time period specified in Section 15, then prior to the pursuit of any remedy therefor by Tenant, each such beneficiary shall have an additional thirty (30) days within which to cure such default, or if such default cannot reasonably be cured within such period, then each such beneficiary shall have such additional time as shall be necessary to cure such default, provided that within such thirty (30) day period, such beneficiary has commenced and is diligently pursuing the remedies available to it which are necessary to cure such default (including, without limitation, as appropriate, commencement of foreclosure proceedings).

18.
PARKING; COMMON AREAS

(a) During the Term, upon the request of Tenant, Tenant shall be entitled to contract for up to, but not in excess of, the number of parking spaces set forth in the Basic Lease Provisions. Said parking spaces shall be located in the parking garage located beneath the Building which are designated for tenants and invitees of the Building (the “Parking Area”). The monthly rent per parking space from time to time shall be equal to the prevailing rate charged from time-to-time by Landlord or the parking operator, as the case may be. Without limiting the foregoing, as of the Effective Date the prevailing rate charged for parking spaces in the Parking Area is $530.00 per month. Landlord’s failure or inability to provide any such parking spaces, whether because of casualty, eminent domain or for any other reason beyond Landlord’s control, shall not constitute a breach of any of Landlord’s obligations under this Lease and shall in no event entitle Tenant to terminate this Lease or to any compensation, damages or other claim against Landlord.

(b) The Parking Area is operated on a self-parking basis and no specific parking spaces will be reserved for use exclusively by Tenant. Landlord further contemplates that each user of the Parking Area will have the right to park in any available stall or space in accordance with regulations of uniform applicability promulgated for all users of the Parking Area by Landlord or the parking operator. Notwithstanding the foregoing, Landlord reserves the right at any time and from time to time to reserve one or more parking spaces for use by a single tenant of the Building or to change the operation of the Parking Area from a self-parking system to a valet parking system and vice versa.

(c) Tenant and its employees shall observe reasonable safety precautions in the use of the Parking Area and shall at all times abide by all rules and regulations promulgated by Landlord or the parking operator governing the use thereof, including the requirement that an identification or parking sticker shall be displayed at all times in all cars parked in the Parking Area. Any car not displaying such a sticker, if so required, may be towed away or booted at the car owner’s expense.

(d) Subject to the provisions of this Lease, the Parking Area will be accessible by card access on a twenty-four (24) hour per day, seven (7) day per week basis, other than as a result of events of Force Majeure or casualties, or when Landlord closes the Parking Area during periods of unusually inclement weather, or for maintenance and repairs, which Landlord reserves the right to do. Notwithstanding the foregoing, in the event that all or any portion of the Parking Area is (a) totally or partially damaged or destroyed rendering the Parking Area totally or partially inaccessible or unusable; or (b) taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose, this Lease shall continue in force but Landlord shall be relieved of its obligations to provide parking to Tenant under this Section 18.

(e) Landlord does not assume any responsibility for, and shall not be held liable for, any damage or loss to any automobiles parked in the Parking Area or to any personal property located therein, or for any injury sustained by any person in or about the Parking Area.

(f) Subject to the other provisions of this Lease, Tenant shall have the nonexclusive right, in common with others, to the use of such entrances, lobbies, fire vestibules, restrooms (excluding restrooms on any full floors leased by a tenant), mechanical areas, ground floor corridors, elevators and elevator foyers, electrical and janitorial closets, telephone and equipment rooms, loading and unloading areas, the plaza areas surrounding the Building and located on the Land, ramps, drives, stairs, and similar access ways and service ways and other common areas and facilities in and adjacent to the Building and located on the Land as are designated from time to time by Landlord for the general nonexclusive use or enjoyment of Landlord, Tenant and the other tenants of the Building and their respective employees, agents, representatives, licensees and invitees (“Common Areas”). The use of such Common Areas shall be subject to the rules and regulations adopted by Landlord from time to time and the provisions of any covenants, conditions and restrictions affecting the Building or the Land. Tenant shall keep all of the Common Areas free and clear of any obstructions created or permitted by Tenant or resulting from Tenant’s operations, and shall use the Common Areas only for normal activities and ingress and egress by Tenant and its employees, agents, representatives, licensees and invitees to and from the Premises, the Building or the Land. If, in the reasonable opinion of Landlord, unauthorized persons are using the Common Areas by reason of the presence of Tenant in the Premises, Tenant, upon demand of Landlord, shall correct such situation by appropriate action or proceedings against all such unauthorized persons. Nothing herein shall affect the rights of Landlord at any time to remove any such unauthorized persons from said areas or to prevent the use of any of said areas by unauthorized persons. Landlord reserves the right to make such changes, alterations, additions, deletions, improvements, repairs or replacements in or to the Building (including the Premises so long as such change does not in any material way adversely affect Tenant’s use of the Premises) and the Common Areas as Landlord may reasonably deem necessary or desirable, including, without limitation, adding floors and making changes in the location, size, shape and number of entrances, loading areas, landscaped areas and walkways, changes and reductions in corridors and lobbies and the installation of kiosks, planters, sculptures, displays, escalators, mezzanines, and other structures, facilities, amenities and features therein, and changes for the purpose of connection with or entrance into or use of the Property in conjunction with any adjoining or adjacent building or buildings, now existing or hereafter constructed; provided, however, that (i) there shall be no unreasonable permanent obstruction of access to or use of the Premises resulting therefrom, and (ii) Landlord shall use commercially reasonable efforts to minimize any interruption with Tenant’s use of the Premises. Notwithstanding any provision of this Lease to the contrary, the Common Areas shall not in any event be deemed to be a portion of or included within the Premises leased to Tenant and the Premises shall not be deemed to be a portion of the Common Areas. This Lease is granted subject to the terms hereof, the rights and interests of third parties under existing liens, ground leases, easements and encumbrances affecting such property, all zoning regulations, rules, ordinances, building restrictions and other Laws now in effect or hereafter adopted by any governmental authority having jurisdiction over the Land or Building or any part thereof.

(g) Notwithstanding any provision of this Lease to the contrary, Landlord specifically reserves the right to redefine the term “Building” for purposes of allocating and calculating Operating Expenses and Real Estate Taxes so as to include or exclude areas as Landlord shall from time to time determine or specify (and any such determination or specification shall be without prejudice to Landlord’s right to revise thereafter such determination or specification). In addition, Landlord shall have the right to contract or otherwise arrange for amenities, services or utilities (the cost of which is included within Operating Expenses) to be on a common or shared basis to both the Building (i.e., the area with respect to which Operating Expenses are determined) and adjacent areas not included within the Land and Building, so long as the basis on which the cost of such amenities, services or utilities is allocated to the Building is determined on an arms-length basis or some other basis reasonably determined by Landlord. The Rentable Area of the Building and the Premises is subject to adjustment by Landlord from time to time to reflect any remeasurement thereof by Landlord’s architect or space planner, at Landlord’s request, and/or as a result of any additions or deletions to the Building as designated by Landlord, provided, however, no such remeasurement shall result in any increase or decrease in Base Rent or Additional Rent which would have been payable in the absence of such remeasurement. Landlord shall have the sole right to determine which portions of the Building and other areas, if any, shall be served by common management, operation, maintenance and repair. Landlord shall have the exclusive rights to the airspace above and around, and the subsurface below, the Premises and other portions of the Building and Land.

19.
MISCELLANEOUS

(a) Attorneys’ Fees. In the event of any legal action or proceeding brought by either party against the other arising out of this Lease, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs (including, without limitation, court costs and expert witness fees) incurred in such action. Such amounts shall be included in any judgment rendered in any such action or proceeding.

(b) Waiver. No waiver by Landlord of any provision of this Lease or of any breach by Tenant hereunder shall be deemed to be a waiver of any other provision hereof, or of any subsequent breach by Tenant. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval under this Lease shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant. No act or thing done by Landlord or Landlord’s agents during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, unless in writing signed by Landlord. The delivery of the keys to any employee or agent of Landlord shall not operate as a termination of this Lease or a surrender of the Premises. The acceptance of any Rent by Landlord following a breach of this Lease by Tenant shall not constitute a waiver by Landlord of such breach or any other breach unless such waiver is expressly stated in a writing signed by Landlord.

(c) Notices. Any notice, demand, request, consent, approval, disapproval or certificate (“Notice”) required or desired to be given under this Lease shall be in writing and given by certified mail, return receipt requested, by personal delivery, or by a nationally recognized overnight delivery service (such as Federal Express or UPS) providing a receipt for delivery. Notices may not be given by facsimile. The date of giving any Notice shall be deemed to be the date upon which delivery is actually made by one of the methods described in this Section 19(c)

(or attempted if said delivery is refused or rejected). If a Notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next Business Day. All notices, demands, requests, consents, approvals, disapprovals, or certificates shall be addressed at the respective addresses specified in Item 13 of the Basic Lease Provisions or to such other addresses as may be specified by written notice from Landlord to Tenant or Tenant to Landlord. Either party may change its address by giving reasonable advance written Notice of its new address in accordance with the methods described in this Section 19(c); provided, however, no notice of either party’s change of address shall be effective until fifteen (15) days after the addressee’s actual receipt thereof. For the purpose of this Lease, counsel to either Landlord or Tenant may provide Notices to the other party on behalf of its client and such notices shall be binding on the receiving party as if such notices have been provided directly by the sending party.

(d) Access Control. Landlord shall be the sole determinant of the type and amount of any access control or courtesy guard services to be provided to the Building, if any. IN ALL EVENTS, EXCEPTING ONLY TO THE EXTENT CAUSED BY THE NEGLIGENCE OF WILLFUL MISCONDUCT OF LANDLORD, LANDLORD SHALL NOT BE LIABLE TO TENANT, AND TENANT HEREBY WAIVES ANY CLAIM AGAINST LANDLORD, FOR (I) ANY UNAUTHORIZED OR CRIMINAL ENTRY OF THIRD PARTIES INTO THE PREMISES OR THE BUILDING, (II) ANY DAMAGE TO PERSONS, OR (III) ANY LOSS OF PROPERTY IN AND ABOUT THE PREMISES, THE BUILDING OR THE LAND, BY OR FROM ANY UNAUTHORIZED OR CRIMINAL ACTS OF THIRD PARTIES, REGARDLESS OF ANY ACTION, INACTION, FAILURE, BREAKDOWN, MALFUNCTION AND/OR INSUFFICIENCY OF THE ACCESS CONTROL OR COURTESY GUARD SERVICES PROVIDED BY LANDLORD, IF ANY. Tenant acknowledges that it has neither received nor relied upon any representation or warranty made by or on behalf of Landlord with respect to the safety or security of the Premises or the Building or any part thereof or the extent or effectiveness of any security measures or procedures now or hereafter provided by Landlord, and further acknowledges that Tenant has made its own independent determinations with respect to all such matters. Without limiting the generality of the foregoing, Landlord shall have the right to limit or prevent access to the Property, shut down elevator service, activate elevator emergency controls, or otherwise take such action or preventative measures deemed necessary by Landlord for the safety of tenants or other occupants of the Property or the protection of the Property and other property located thereon or therein, in case of fire, invasion, insurrection, riot, civil disorder, public excitement or other dangerous condition, or threat thereof. Subject to casualties, events of Force Majeure, and the terms and conditions of this Lease, Landlord shall provide Tenant with access to and use of the Premises, on a twenty-four (24) hour per day, seven (7) day per week basis.

(e) Storage. Any storage space at any time leased to Tenant hereunder shall be used exclusively for storage. Notwithstanding any other provision of this Lease to the contrary, (i) Landlord shall have no obligation to provide heating, cleaning, water or air conditioning therefor, and (ii) Landlord shall be obligated to provide to such storage space only such electricity as will, in Landlord’s judgment, be adequate to light said space as storage space.

(f) Holding Over. If Tenant retains possession of the Premises after the termination or expiration of the Lease Term, then Tenant shall, at Landlord’s election become a tenant at sufferance (and not a tenant at will), such possession shall be subject to immediate termination by Landlord at any time, and all of the other terms and provisions of this Lease (excluding any expansion or renewal option or other similar right or option) shall be applicable during such holdover period, except that in addition to any other rights or remedies Landlord may have hereunder or at law, for each day during which Tenant holds over in the Premises after the Expiration Date or sooner termination of this Lease, Tenant shall pay to Landlord a holdover charge, computed on a monthly basis for each month or part thereof during such holding over, as follows: (a) for the first thirty (30) days of said holdover period, an amount equal to one hundred fifty percent (150%) of the Base Rent in effect on the termination or expiration date; and (b) if such holdover continues for more than thirty (30) days, an amount equal to 200% of the Base Rent and Additional Rent payable under this Lease for the last full calendar month of the Term. In addition, if such holding over continues for more than thirty (30) days after the Expiration Date or sooner termination of the Term of this Lease, Tenant shall indemnify and hold harmless Landlord for all claims, liabilities, obligations and damages incurred by Landlord arising out of or resulting from such holding over. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 19(f) shall not be construed as consent for Tenant to retain possession of the Premises.

(g) Condition of Premises. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE, LANDLORD HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED PURPOSE OR USE, WHICH DISCLAIMER IS HEREBY ACKNOWLEDGED BY TENANT. THE TAKING OF POSSESSION BY TENANT SHALL BE CONCLUSIVE EVIDENCE THAT TENANT:

(i) ACCEPTS THE PREMISES, THE BUILDING AND LEASEHOLD IMPROVEMENTS AS SUITABLE FOR THE PURPOSES FOR WHICH THE PREMISES WERE LEASED;

(ii) ACCEPTS THE PREMISES AND BUILDING AS BEING IN GOOD AND SATISFACTORY CONDITION;

(iii) WAIVES ANY DEFECTS IN THE PREMISES AND ITS APPURTENANCES EXISTING NOW OR IN THE FUTURE, EXCEPT THAT TENANT’S TAKING OF POSSESSION SHALL NOT BE DEEMED TO WAIVE LANDLORD’S COMPLETION OF MINOR FINISH WORK ITEMS THAT DO NOT INTERFERE WITH TENANT’S OCCUPANCY OF THE PREMISES; AND

(iv) WAIVES ALL CLAIMS BASED ON ANY IMPLIED WARRANTY OF SUITABILITY OR HABITABILITY.

(h) Quiet Enjoyment. Upon Tenant’s paying the Rent reserved hereunder when due and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the Term hereof without hindrance or ejection by any person lawfully claiming by or under Landlord, subject to the provisions of this Lease and to the provisions of any (i) covenants, conditions and restrictions, (ii) master lease, or (iii) Security Documents to which this Lease is subordinate or may be subordinated. Notwithstanding the foregoing, Landlord shall have the right to take any action necessary or desirable to comply with the provisions of any mortgage encumbering the Property and to grant to any person or entity the right to conduct any business or render any service at the Property, whether or not it is the same or similar to the use made of the Premises by the Tenant. The foregoing provisions are in lieu of any other covenant of quiet enjoyment, express or implied.

(i) Matters of Record. Except as otherwise provided in this Lease, this Lease and Tenant’s rights hereunder are subject and subordinate to all matters affecting Landlord’s title to the Land and Building recorded in the Real Property Records of the County in which the Building is located, prior to and subsequent to the date hereof, including, without limitation, all covenants, conditions and restrictions. Tenant agrees for itself and all persons in possession or holding under it that it will comply with and not violate any such covenants, conditions and restrictions or other matters of record. Landlord reserves the right, from time to time, to grant such easements, rights and dedications as Landlord deems necessary or desirable, and to cause the recordation of parcel maps and covenants, conditions and restrictions affecting the Premises, the Building or the Land, as long as such easements, rights, dedications, maps, and covenants, conditions and restrictions do not materially interfere with the use of the Premises by Tenant.

(j) Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. Tenant shall attorn to each purchaser, successor or assignee of Landlord.

(k) Brokers. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only Landlord's Broker and Tenant’s Broker and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Lease. Landlord warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only Landlord's Broker and Tenant’s Broker and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Lease. Landlord shall be responsible for all brokerage commissions or similar payments due to Landlord’s Broker and Tenant’s Broker. Tenant hereby agrees to indemnify, defend and hold Landlord harmless for, from and against all claims for any brokerage commissions, finders’ fees or similar payments by any persons acting on behalf of Tenant, excepting only Tenant’s Broker and Landlord’s Broker, and all costs, expenses and liabilities incurred in connection with such claims, including reasonable attorneys’ fees and costs. Landlord hereby agrees to indemnify, defend and hold Tenant harmless for, from and against all claims for any brokerage commissions, finders’ fees or similar payments by Landlord’s Broker and Tenant’s Broker, and all costs, expenses and liabilities incurred in connection with such claims, including reasonable attorneys’ fees and costs.

(l) Building Name and Signage. Landlord shall have the right at any time to install, affix and maintain any and all signs on the exterior and on the interior of the Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Building or use pictures or illustrations of the Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord. Additionally, Landlord shall have the exclusive right at all times during the Lease Term to change, modify, add to or otherwise alter the name, number, or designation of the Building, and Landlord shall not be liable for claims or damages of any kind which may be attributed thereto or result therefrom. Landlord will, at no additional charge to Tenant, provide for listings for Tenant’s company name in the Building’s lobby directory. Landlord shall also provide to Tenant, at Landlord's expense, and upon request by Tenant, a sign for the suite entrance door to the Premises of the material and appearance which Landlord from time to time provides for tenants of the Property. In the event that Tenant requests any changes to such suite entrance door sign, Tenant shall be responsible for the costs incurred by Landlord in connection therewith.

(m) Examination of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

(n) Time. Time is of the essence of this Lease and of all of the terms, conditions and provisions of this Lease.

(o) Defined Terms and Marginal Headings. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular and for purposes of Sections 5, 7, 13 and 18, the term Landlord shall include Landlord, its employees, contractors and agents. The marginal headings and titles to the articles of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

(p) Conflict of Laws; Prior Agreements; Separability. This Lease shall be governed by and construed pursuant to the Laws of the Commonwealth of Massachusetts. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease. No prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. The illegality, invalidity or unenforceability of any provision of this Lease shall in no way impair or invalidate any other provision of this Lease, and such remaining provisions shall remain in full force and effect.

(q) Authority. If Tenant is a corporation or limited liability company, Tenant hereby covenants and warrants that Tenant is a duly authorized and existing corporation or limited liability company, that Tenant has and is qualified to do business in the State, that the corporation or limited liability company has full right and authority to enter into this Lease, and that each person signing this Lease on behalf of the corporation is authorized to do so. If Tenant is a partnership or trust, Tenant hereby covenants and warrants that he is duly authorized to execute and deliver this Lease on behalf of Tenant in accordance with the terms of such entity’s partnership or trust agreement. Tenant shall provide Landlord on demand with such evidence of such authority as Landlord shall reasonably request, including, without limitation, resolutions, certificates and opinions of counsel. This Lease shall not be construed to create a partnership, joint venture or similar relationship or arrangement between Landlord and Tenant hereunder. Landlord hereby covenants and warrants that Landlord is a duly authorized and existing limited liability company, that Landlord has and is qualified to do business in the State, that the limited liability company has full right and authority to enter into this Lease, and that each person signing this Lease on behalf of the Landlord is authorized to do so.

(r) Rental Allocation. For purposes of Section 467 of the Internal Revenue Code of 1986, as amended from time to time, Landlord and Tenant hereby agree to allocate all Rent to the period in which payment is due, or if later, the period in which Rent is paid.

(s) Rules and Regulations. Tenant agrees to comply with all customary rules and regulations of adopted by Landlord from time-to-time (including, without limitation, the rules and regulations as set forth on Exhibit B attached hereto), as the same may be amended or supplemented by Landlord from time to time upon reasonable prior notice to Tenant. Landlord shall not be liable to Tenant for the failure of any other tenant or any of its assignees, subtenants, or their respective agents, employees, representatives, invitees or licensees to conform to such rules and regulations.

(t) Joint Product. This Agreement is the result of arms-length negotiations between Landlord and Tenant and their respective attorneys experienced in lease transactions of office space in the Commonwealth of Massachusetts. Accordingly, neither party shall be deemed to be the author of this Lease and this Lease shall not be construed against either party. Furthermore, each of the provisions was negotiated in view of the entire transaction including the type and location of the property, the rental, the term and the respective rights, obligations and remedies of the Landlord and Tenant. As a result, the rights, obligations and remedies agreed to herein are, as negotiated, a part of the transaction as a whole. Neither party intends that the absence of a termination remedy being specified herein for a particular action or lack of action by the other party implies that the parties intended any such remedy to be inferred. Without limiting the generality of the foregoing, in no event shall Tenant have the right to terminate or cancel this lease as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the demised premises (constructive or actual) by Landlord or as expressly provided in this Lease.

(u) Financial Statements. Not later than ten (10) Business Days after delivery by Landlord of written request therefor from time-to-time (but not more frequently than once in any twelve (12) month period), Tenant shall furnish Landlord with the most current audited financial statements prepared in accordance with generally accepted accounting principles, certified by Tenant and an independent auditor to be true and correct, reflecting Tenant’s then current financial condition.

(v) Force Majeure. Whenever this Lease requires the taking of an action or the performance of an obligation by either Landlord or Tenant, the period of time for the performance of such action or obligation shall be extended by (or, if no time period is specified, the performance of such action shall be forgiven for) the number of days that the performance is actually delayed due to causes beyond the reasonable control of the performing party (“Force Majeure”), including, without limitation, the following events: (a) acts of God; (b) flood, tsunami, fire, earthquake, explosion, hurricane and other natural disaster and weather event; (c) disease, pestilence, epidemic, pandemic, quarantine or other public health emergency; (d) war, invasion, hostilities (whether war is declared or not), terrorist threat or act, riot or other civil unrest; (e) order of a governmental authority or Law; (f) embargo or blockade; (g) action by any governmental authority; (h) national or regional emergency; (i) strike, labor stoppage or slowdown or other labor disturbance; (j) shortage of adequate power or transportation services or facilities; and (k) shortage of labor or materials or fuel; provided, however, (i) in no event shall financial inability be considered to be a cause of Force Majeure, and (ii) in no event shall any event of Force Majeure in any way affect, reduce, abate, extend, or delay the obligation of Tenant timely to pay all Rent and other charges when payable by Tenant pursuant to the terms of this Lease.

(w) Counterparts, Electronic Signatures. This Lease may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, in addition to electronically produced signatures, “electronic signature” shall include electronically scanned and transmitted versions (e.g., via PDF and/or DocuSign) of an original signature. This Lease may be executed in multiple counterparts (which counterparts may be executed and delivered by PDF, DocuSign, or another file sent by email) which shall together constitute a single document. Any executed counterpart of this Lease delivered by PDF, DocuSign or another file sent by email shall be equally effective as an original counterpart for all purposes.

(x) Waiver of Right to Jury Trial. LANDLORD AND TENANT WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CONTRACT OR TORT CLAIM, COUNTERCLAIM, CROSS-COMPLAINT, OR CAUSE OF ACTION IN ANY ACTION, PROCEEDING, OR HEARING BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, OR TENANT’S USE OR OCCUPANCY OF THE LEASED PREMISES, INCLUDING WITHOUT LIMITATION ANY CLAIM OF INJURY OR DAMAGE OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY CURRENT OR FUTURE LAW, STATUTE, REGULATION, CODE, OR ORDINANCE.

(y) Office and Communications Services. Landlord has advised Tenant that certain office and communications services may be offered to tenants of the Building by a concessionaire under contract to Landlord (“Provider”). Tenant shall be permitted to contract with Provider for the provision of any or all of such services on such terms and conditions as Tenant and Provider may agree. Tenant acknowledges and agrees that: (i) Landlord has made no warranty or representation to Tenant with respect to the availability of any such services, or the quality, reliability or suitability thereof; (ii) the Provider is not acting as the agent or representative of Landlord in the provision of such services, and Landlord shall have no liability or responsibility for any failure or inadequacy of such services, or any equipment or facilities used in the furnishing thereof, or any act or omission of Provider, or its agents, employees, representatives, officers or contractors; (iii) Landlord shall have no responsibility or liability for the installation, alteration, repair, maintenance, furnishing, operation, adjustment or removal of any such services, equipment or facilities; and (iv) any contract or other agreement between Tenant and Provider shall be independent of this Lease, the obligations of Tenant hereunder, and the rights of Landlord hereunder, and, without limiting the foregoing, no default or failure of Provider with respect to any such services, equipment or facilities, or under any contract or agreement relating thereto, shall have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of rent or additional rent or any other payment required to be made by Tenant hereunder, or constitute any accrual or constructive eviction of Tenant, or otherwise give rise to any other claim of any nature against Landlord.

(z) OFAC Compliance.

(i) Certification. Tenant certifies, represents, warrants and covenants that:

(A) It is not acting and will not act, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person”, or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and

(B) It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation.

(ii) Indemnity. Tenant hereby agrees to defend (with counsel reasonably acceptable to Landlord), indemnify and hold harmless Landlord and the Landlord Indemnitees from and against any and all Liabilities arising from or related to any such breach of the foregoing certifications, representations, warranties and covenants.

(aa) No Easement For Light, Air And View. This Lease conveys to Tenant no rights for any light, air or view. No diminution of light, air or view, or any impairment of the visibility of the Premises from inside or outside the Building, by any structure or other object that may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of Rent under this Lease, constitute an actual or constructive eviction of Tenant, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.

(bb) Nondisclosure of Lease Terms. Subject to the provisions of this Section 19 (bb), as long as this Lease is in full force and effect, Landlord and Tenant shall not disclose (and shall direct its brokers, agents, property managers and representative not to disclose) any of the financial terms or other monetary terms set forth in this Lease, nor provide this Lease (collectively, “Confidential Information”), to any person or entity, including, without limitation, any other tenants in the Building or any affiliates, agents or employees of such tenants or brokers except as set forth herein, or the press or any news media (including press releases), in each case without the other party’s written consent, which it may withhold or condition in its sole discretion, or except as ordered by a court with appropriate authority provided the party compelled to disclose first seeks available protective orders, or as otherwise required by Law or in connection with a claim brought in a court of competent jurisdiction involving a dispute under this Lease or an action by a third party. Notwithstanding the foregoing, Landlord and Tenant may disclose the terms of this Lease and/or provide this Lease to those of its respective current or potential partners, employees, consultants, attorneys, accountants, mortgagees, lenders, investors or purchasers of the Property, and to any of Landlord’s brokers, consultants, agents or contractors in connection with the foregoing, who have a reasonable need for such Confidential Information and who are notified that such terms are confidential.

(cc) ERISA. Tenant is not an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), which is subject to Title I of ERISA, or a “plan” as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, which is subject to Section 4975 of the Internal Revenue Code of 1986; and (b) the assets of Tenant do not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986; and (c) Tenant is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and assets of Tenant do not constitute plan assets of one or more such plans; or (d) transactions by or with Tenant are not in violation of state statutes applicable to Tenant regulating investments of and fiduciary obligations with respect to governmental plans.

(dd) Notice of Lease. This Lease shall not be recorded; provided, however, at request of either party, Landlord and Tenant shall execute, acknowledge and deliver a notice of lease in recordable form and complying with applicable Massachusetts laws, and reasonably satisfactory to both Landlord and Tenant. In no event shall such document set forth the rental or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease. Within ten (10) days after the expiration or earlier termination of the Term, Tenant shall enter into such documentation as is reasonably required by Landlord to remove the notice of lease of record.

20.
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21.
RIGHT OF FIRST OFFER

(a) If at any time after the initial lease-up thereof, prior to the date which is twelve (12) months prior to then-scheduled Expiration Date of the Term of this Lease, Landlord in its sole discretion determines that any separately demised rentable area located on the twenty-fifth (25th) floor of the Building (each such area, a “ROFO Space”) has become “available for leasing” (as hereinafter defined), and provided that the conditions precedent set forth below are then satisfied, then prior to offering to lease such ROFO Space to any third (3rd) parties, Landlord shall deliver notice thereof to Tenant (the “ROFO Notice”) setting forth a description of the ROFO Space in question (including the rentable area thereof), the Landlord’s determination of the Base Rent and Additional Rent for such ROFO Space, the other material business terms upon which Landlord is willing to lease the ROFO Space, and the date Landlord anticipates that the ROFO Space will become available for leasing. Provided that all of the conditions precedent set forth in this Section 21 are fully satisfied by Tenant, Tenant shall have the option (the “ROFO Option”), exercisable by Tenant delivering written notice (the “Acceptance Notice”) to Landlord within ten (10) Business Days after delivery by Landlord of the ROFO Notice, to lease all of the subject ROFO Space upon all of the terms and conditions set forth in the ROFO Notice, including the Base Rent and Additional Rent for the ROFO Space designated by Landlord as set forth therein. Time shall be of the essence as to Tenant’s giving of the Acceptance Notice with respect to any ROFO Space. If Tenant fails to deliver an Acceptance Notice within such ten (10) Business Day period, then Tenant shall be deemed to have rejected the option to lease the applicable ROFO Space (the

“Rejected ROFO Space”). In such event, Tenant shall have no further rights or claims with respect to the Rejected ROFO Space, Landlord shall have no further liabilities or obligations to Tenant with respect to the Rejected ROFO Space, and Landlord may elect to lease the Rejected ROFO Space to third (3rd) parties upon such terms and conditions as Landlord may determine in its discretion.

(b) For purposes of this Section 21, space shall be deemed “available for leasing” when Landlord has determined in its discretion that (a) the space is vacant, or (b) the respective existing tenant or occupant will not extend or renew the term of its lease or other occupancy agreement for the ROFO Space and that said existing tenant or occupant is not interested either in extending or renewing its lease or other occupancy agreement for the ROFO Space or in entering into a new lease for such ROFO Space. For purposes of this Section 21, space shall not be deemed “available for leasing” if, at the time in question (a) any person or entity leases or occupies the ROFO Space, whether pursuant to a lease or other agreement (unless such person or entity confirms to the satisfaction of Landlord that it does not intend to extend or renew the term of the lease or other occupancy agreement for the ROFO space or enter into a new lease for such ROFO Space), (b) any person or entity holds any option or right to lease or occupy the ROFO Space, or to renew its lease or right(s) of occupancy thereof, or any other rights or claims thereto (including, without limitation, any rights of first offer, rights of first refusal or expansion rights), or (c) Landlord intends to occupy the ROFO Space, or to lease or otherwise permit the occupancy of the ROFO Space by an affiliate or subsidiary of Landlord. Without limitation, so long as a tenant or other occupant leases or occupies all or a portion of the ROFO Space, Landlord shall be free to extend or renew any such tenancy or occupancy, whether or not pursuant to a lease or other agreement, and such space shall not be deemed to be “available for leasing.” In no event shall Landlord be liable to Tenant for any failure by any then existing tenant or occupant to vacate any ROFO Space by any particular date. Nothing set forth in this Section 21 shall be construed to limit Landlord’s right to lease space in the Building to affiliates of Landlord, or to keep space in the Building vacant if Landlord elects, in its sole discretion, to do so, and such space leased to affiliates, subsidiaries or related entities, or vacant space, shall in no event be deemed to be “available for leasing” hereunder. Notwithstanding anything herein to the contrary, all rights of first offer granted to Tenant pursuant to this Section 21 are subject and subordinate in all respects to the rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant or occupant of the Project existing on the date of this Lease.

(c) Landlord shall not be obligated to deliver a ROFO Notice and Tenant shall have no right to exercise any ROFO Option unless all of the following conditions have been satisfied both on the date of the Acceptance Notice and on the ROFO Space Commencement Date (as hereinafter defined): (a) No uncured event of default shall exist under this Lease; and (b) the original Tenant named herein is occupying all or substantially all of the rentable area of the Premises then demised under this Lease.

(d) Effective as of the date on which Landlord delivers the ROFO Space to Tenant (the “ROFO Space Commencement Date”):

(i) The ROFO Space shall be added to and be deemed to be a part of the Premises for all purposes under this Lease (except as otherwise provided in this Section 21);

(ii) The ROFO Space shall be delivered in broom-clean condition, free of all tenants and occupants and otherwise in its “as is” condition; Landlord shall not be obligated to perform any work or improvements or to provide any allowances or inducements with respect thereto;

(iii) Base Rent and Additional Rent for the ROFO Space shall be as set forth in the ROFO Notice; and

(iv) Tenant shall pay all Additional Rent payable under this Lease with respect to the applicable ROFO Space, except to the extent that any such Additional Rent is included in the amounts payable under clause (iii) above.

(e) The delivery of the Acceptance Notice by Tenant shall constitute the irrevocable and unconditional acceptance by Tenant of the offer to lease the ROFO Space upon all of the terms and conditions set forth in the ROFO Notice. Without limitation, if Tenant timely delivers an Acceptance Notice and exercises the ROFO Option, upon request made by either party, Landlord and Tenant will execute, acknowledge and deliver an amendment to this Lease confirming the ROFO Space Commencement Date, Base Rent and Additional Rent payable with respect to the ROFO Space, the incorporation of the ROFO Space into the Premises, and the modifications to this Lease resulting therefrom, as set forth in this Section 21; provided, however, as long as the conditions set forth in Section 21(c) are satisfied, the timely delivery of an Acceptance Notice after receipt of the ROFO Notice shall be the automatic and self-operative exercise of the ROFO Option and the failure of either party to execute and deliver such an amendment shall not detract from the exercise by Tenant of the ROFO Option.

(f) Notwithstanding the foregoing, if (i) Tenant was entitled to exercise its ROFO Option but did not deliver an Acceptance Notice within the ten (10) Business Day period set forth above, and (ii) thereafter prior to entering into a lease (or leases) for such ROFO Space Landlord proposes to lease the respective ROFO Space to a prospective tenant on terms that are “materially more favorable” than those set forth in the ROFO Notice previously delivered to Tenant, then Tenant’s rights with respect to the respective ROFO Space shall be revived, Landlord shall deliver a new ROFO Notice to Tenant, and Tenant shall once again have a ROFO Option with respect to the respective ROFO Space. For purposes hereof, the terms offered to a prospect shall be deemed to be “materially more favorable” from those set forth in the ROFO Notice if there is a reduction of more than ten percent (10%) in the “bottom line” cost per rentable square foot of the ROFO Space to the prospective tenant, when compared with the “bottom line” cost per rentable square foot for the ROFO Space under the ROFO Notice, determined by considering all of the economic terms of both proposals, respectively, including, among other relevant factors, the base rent, the tax and expense escalation, the additional rent, any free rent periods, and any other concessions and allowances.

(g) Notwithstanding any provision contained herein to the contrary, when the date which is twelve (12) months prior to the then-scheduled Expiration Date of the Term of this Lease occurs, then this Section 21 shall become null and void and of no further force or effect and Tenant shall have no further ROFO Options or other rights to lease any ROFO Space pursuant to this Section 21. In such event, all of the obligations of Landlord to offer any ROFO Space to Tenant shall be considered to have been fully and completely satisfied, and neither Landlord nor Tenant shall have any further rights, liabilities or obligations under this Section 21.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURE PAGE TO OFFICE LEASE

BY AND BETWEEN 99 HIGH STREET OWNER LLC, A MASSACHUSETTS LIMITED LIABILITY COMPANY, AS LANDLORD,

AND ENGENE USA, INC., AS TENANT

IN WITNESS WHEREOF, the parties have executed this Lease to be effective as of the Effective Date.

LANDLORD:

99 HIGH STREET OWNER LLC,
a Massachusetts limited liability company

By:	/s/ David Greaney
Name:	David Greaney
Its:	Manager

TENANT:

ENGENE USA, INC, a Delaware corporation

By:	/s/ Ron Cooper
Name:	Ron Cooper
Its:	CEO
Hereunto duly authorized

EXHIBIT A-1

FLOOR PLAN OF THE PREMISES

HIGH STREET
CONGRESS STREET
PURCHASE STREET
PREMISES
Stair #1
Stair #2
Elevator Lobby
F.H.
Jan. Cl.
Tel. Cl."C"
Elec. Cl. "A"
Elec. Cl."D"
Tel. Cl."A"
Men
Women

SYNERGY 99 HIGH TEN POST OFFICE SQUARE 3RD FLOOR BOSTON, MA 02109	PROJECT ADDRESS 99 HIGH STREET - 26TH FLOOR BOSTON MA	LE_01
	CLIENT LEASE EXHIBIT	DATE 05/09/2025

A-1-1

EXHIBIT A-2

LEGAL DESCRIPTION OF THE LAND

A certain parcel of land with the buildings thereon and all appurtenance thereto situated in Boston, Suffolk County, Commonwealth of Massachusetts bounded and described as follows:

BEGINNING	at the intersection of the Southeasterly line of High Street with the Southwesterly line of Congress Street and running

THENCE	with the Southwesterly line of Congress Street South 38 degrees 08' 29" East one hundred twenty-six and 39/100 (126.39) feet to a point of a curve,

THENCE

with a curve to the right having a radius of forty and 96/100 (40.96) feet and a long chord bearing a distance of South 08 degrees 02' 39" West fifty-nine and 18/100 (59.18) feet an arc distance of sixty-six and 13/100 (66.13) feet to a point in the Northwesterly line of Purchase Street.

THENCE	with said line of Purchase Street the following five (5) calls:

South 54 degrees 38' 05" West one hundred three and 87/100 (103.87) feet.

THENCE	South 32 degrees 33' 40" West 19/100 (0.19) feet.

THENCE	South 54 degrees 51' 04" West five and 12/100 (5.12) feet.

THENCE	South 62 degrees 21' 51" West 24/100 (0.24) feet.

THENCE	South 54 degrees 15' 25" West fifty-four and 87/100 (54.87) feet.

THENCE	leaving said line of Purchase Street and running North 36 degrees 57' 23" West one hundred thirteen and 87/100 (113.87) feet to the Southeast line of High Street.

THENCE	with the said line of High Street the following five (5) calls:

North 39 degrees 11' 39" East forty-three and 49/100 (43.49) feet.

THENCE	North 08 degrees 32' 19" East 59/100 (0.59) feet.

THENCE	North 36 degrees 42' 29" East five and 76/100 (5.76) feet.

A-2-1

THENCE	North 66 degrees 58' 09" East one and 18/100 (1.18) feet.

THENCE	North 39 degrees 11' 39" East one hundred fifty-eight and 77/100 (158.77) feet.

To the place of BEGINNING. All as shown on a Survey of Delano and Keith, Inc. Labeled “Property Line Plan of Land belonging to Keystone-Centrose Assoc., showing revisions to street lines on High and Purchase Streets in Boston,” dated July 22, 1971 and recorded with Suffolk County Registry of Deeds at Book 8471, Page 656 and on the plat of survey made by Harry R. Feldman originally dated November, 1999, most recently revised March 14, 2001.

A-2-2

EXHIBIT B

BUILDING RULES AND REGULATIONS

1. The sidewalks, entrances, passages, courts, elevators, vestibules, stairways and corridors of halls shall not be obstructed or used for any purpose other than ingress and egress. The halls, passages, entrances, elevators, stairways, balconies and roof are not for the use of the general public, and the Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence, in the judgment of the Landlord, shall be prejudicial to the safety, character, reputation and interests of the Building and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom the Tenant normally deals only for the purpose of conducting its business in the Premises (such as clients, customers, office suppliers and equipment vendors, and the like) unless such persons are engaged in illegal activities. No tenant and no employees of any tenant shall go upon the roof of the Building without the written consent of Landlord.

2. No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard window coverings. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent, of a quality, type, design and bulb color approved by Landlord. Neither the interior nor the exterior of any windows shall be coated or otherwise sunscreened without the written consent of Landlord.

3. No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by any tenant on, about or from any part of the Premises, the Building or the Land without the prior written consent of the Landlord. If the Landlord shall have given such consent at the time, whether before or after the execution of this Lease, such consent shall in no way operate as a waiver or release of any of the provisions hereof or of this Lease, and shall be deemed to relate only to the particular sign, advertisement or notice so consented to by the Landlord and shall not be construed as dispensing with the necessity of obtaining the specific written consent of the Landlord with respect to each and every such sign, advertisement or notice other than the particular sign, advertisement or notice, as the case may be, so consented to by the Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove or stop same without any liability, and may charge the expense incurred in such removal or stopping to such tenant. Interior signs on doors and if the Building uses a directory tablet in lieu of an electronic directory, the directory tablet shall be inscribed, painted or affixed for each tenant by the Landlord at the expense of such tenant, and shall be of a size, color and style acceptable to the Landlord. The directory tablet will be provided exclusively for the display of the name and location of tenants only and Landlord reserves the right to exclude any other names therefrom. Nothing may be placed on the exterior of corridor walls or corridor doors other than Landlord’s standard lettering.

4. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into halls, passageways or other public places in the Building shall not be covered or obstructed by any tenant, nor shall any bottles, parcels or other articles be placed on the window sills. Tenant shall see that the windows, transoms and doors of the Premises are closed and securely locked before leaving the Building and must observe strict care not to leave windows open when it rains. Tenant shall exercise care and caution that all water faucets or water apparatus are entirely shut off before Tenant or Tenant’s employees leave the Building, and that all electricity, gas or air shall likewise be carefully shut off, so as to prevent waste or damage. Tenant shall cooperate with Landlord in obtaining maximum effectiveness of the cooling system by closing window coverings when the sun’s rays fall directly on the windows of the Premises. Tenant shall not tamper with any thermostats or temperature control valves.

5. The toilet rooms, water and wash closets and other plumbing fixtures shall not be used for any purpose other than those for which they were considered, and no sweepings, rubbish, rags or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose subtenants, assignees or any of their servants, employees, agents, visitors or licensees shall have caused the same.

6. No tenant shall mark, paint, drill into, or in any way deface any part of the Premises, the Building or the Land without the prior consent of Landlord in each instance. No boring, cutting or stringing of wires or laying of linoleum or other similar floor coverings shall be permitted, except with the prior written consent of the Landlord and as the Landlord may direct.

7. No bicycles, vehicles, birds or animals of any kind shall be brought into or kept in or about the Premises, and no cooking shall be done or permitted by any tenant on the Premises, except that the preparation of coffee, tea, hot chocolate and similar items (including those suitable for microwave heating) for tenants and their employees shall be permitted, provided that the power required therefor shall not exceed that amount which can be provided by a 30 amp circuit. No tenant shall cause or permit any unusual or objectionable odors to be produced or permeate the Premises. Smoking or carrying lighted cigars, cigarettes or pipes in the Building is prohibited.

8. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the permitted use of the Premises. No tenant shall occupy or permit any portion of the Premises to be occupied as an office for a public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco (except by a cigarette vending machine for use by Tenant’s employees) in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau, without the express written consent of Landlord. No tenant shall engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises. The Premises shall not be used for lodging or sleeping or for any immoral or illegal purposes.

9. No tenant shall make, or permit to be made any unseemly or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, phonograph, unusual noise, or in any other way. No tenant shall throw anything out of doors, windows or skylights or down the passageways.

10. No tenant, subtenant or assignee nor any of their servants, employees, agents, visitors or licensees shall at any time bring or keep upon the Premises any inflammable, combustible or explosive fluid, chemical or substance.

11. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made in existing locks or the mechanisms thereof. Each tenant must, upon the termination of his tenancy, restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, such tenant and in the event of the loss of keys so furnished, such tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

12. All removals, or the carrying in or out of any safes, freight, furniture, or bulky matter of any description must take place during the hours which Landlord shall determine from time to time, without the express written approval of Landlord. The moving of safes or other fixtures or bulky matter of any kind must be done upon previous notice to the Office of the Building and under its supervision, and the persons employed by any tenant for such work must be acceptable to the Landlord. Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Building and to exclude from the Building all safes, freight or other bulky articles which violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part. Landlord reserves the right to prescribe the weight and position of all safes and other heavy equipment, which must be placed upon supports approved by Landlord to distribute the weight.

13. No tenant shall purchase spring water, ice, towel, janitorial maintenance or other similar services from any person or persons not approved by Landlord.

14. Landlord shall have the right to prohibit any advertising by any tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as an office location, and upon written notice from Landlord, any tenant shall refrain from or discontinue such advertising.

15. Landlord reserves the right to exclude from the Building between the hours of 6:00 P.M. and 7:00 A.M. and at all hours on Saturday, Sunday and legal holidays all persons who do not present a pass or card key to the Building approved by the Landlord. Each tenant shall be responsible for all persons who enter the Building with or at the invitation of such tenant and shall be liable to Landlord for all acts of such persons. In case of an invasion, mob riot, public excitement or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right, without abatement of Rent, to require all persons to vacate the Building and to prevent access to the Building during the continuance of the same for the safety of the tenants, the protection of the Building, and the property in the Building.

16. Any persons employed by any tenant to do janitorial work shall, while in the Building and outside of the Premises, be subject to and under the control and direction of the Office of the Building (but not as an agent or servant of said Office or of the Landlord), and such tenant shall be responsible for all acts of such persons.

17. All doors opening onto public corridors shall be kept closed, except when in use for ingress and egress.

18. The requirements of Tenant will be attended to only upon application to the Office of the Building.

19. Canvassing, soliciting and peddling in the Building are prohibited and each tenant shall report and otherwise cooperate to prevent the same.

20. All office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise or annoyance.

21. No supplemental air conditioning unit or other similar apparatus shall be installed or used by any tenant without the written consent of Landlord.

22. There shall not be used in any space, or in the public halls of the Building, either by any tenant or others, any hand trucks, except those equipped with rubber tires and rubber side guards.

23. No vending machine or machines of any description shall be installed, maintained or operated upon the Premises without the written approval of Landlord.

24. The scheduling of tenant move-ins shall be subject to the reasonable discretion of Landlord.

25. If the Tenant desires telephone or wired telecommunications connections, the locations of the wiring for such connections shall be included on plans submitted to Landlord for its review and approval, which approval will not be unreasonably withheld, conditioned, or delayed. No boring or cutting for wires or otherwise shall be made without prior review and approval by Landlord in each instance.

26. The term “personal goods or services vendors” as used herein means persons who periodically enter the Building of which the Premises are a part for the purpose of selling goods or services to a tenant, other than goods or services which are used by the Tenant only for the purpose of conducting its business in the Premises. “Personal goods or services” include, but are not limited to, drinking water and other beverages, food, barbering services and shoeshining services. Landlord reserves the right to prohibit personal goods and services vendors from access to the Building except upon Landlord’s prior written consent and upon such reasonable terms and conditions, including, but not limited to, the payment of a reasonable fee and provision for insurance coverage, as are related to the safety, care and cleanliness of the Building, the preservation of good order thereon, and the relief of any financial or other burden on Landlord or other tenants occasioned by the presence of such vendors or the sale by them of personal goods or services to the Tenant or its employees. If necessary for the accomplishment of these purposes, Landlord may exclude a particular vendor entirely or limit the number of vendors who may be present at any one time in the Building.

27. The Building is a non-smoking building. Smoking is prohibited at all times within the entire Building, including all leased premises, as well as all public/common areas and parking areas for the Building, including any attached parking garage structure. This prohibition applies during business and non-business hours to restrooms, elevators, elevator lobbies, first floor lobby, stairwells, common hallways, the lunch room and any other public/common area, as well as to all areas within the Leased Premises by Tenants. Smoking is only permitted in the designated smoking area outside the Building and away from the entrances to the Building.

28. The Building is a weapons free environment. No tenant, owner of a tenant, officer or employee of a tenant, visitor of tenant, contractor or subcontractor of tenant, or any other party shall carry weapons (concealed or not) of any kind in the building, or parking areas. This prohibition applies to all public areas, including without limitation, restrooms, elevators, elevator lobbies, first floor lobby, stairwells, common hallways, all areas within the leased premises of tenants, all surface parking areas and the surrounding land related to the building.

EXHIBIT C

FORM OF TENANT ESTOPPEL CERTIFICATE

TO:	(“Landlord”)

and:

(“Third Party”)

Re:	Property Address:

Lease Date:

Between _____________________________________, Landlord and

____________________________________, Tenant

Square Footage Leased: _______________________

Suite No. ______________

Floor: ______________

The undersigned tenant (“Tenant”) hereby certifies to Third Party and Landlord as follows:

1. The above-described Lease has not been canceled, modified, assigned, extended or amended except __________________________________.

2. Base Rent has been paid to the first day of the current month and all additional rent has been paid and collected in a current manner. There is no prepaid rent except $__________, and the amount of the security deposit is $____________.

3. Base Rent is currently payable in the amount of $ ____________ monthly exclusive of Tenant’s Proportionate Share of Operating Expenses and Real Estate Taxes.

C-1

4. The Lease terminates on ___________, 20__ subject to any renewal option(s) set forth in the Lease.

5. All work to be performed for Tenant under the Lease has been performed as required and has been accepted by Tenant, except ____________________________________________________________________.

6. The Lease is: (a) in full force and effect; (b) to Tenant’s actual knowledge, free from default; and (c) to Tenant’s actual knowledge, Tenant has no claims against the Landlord or offsets against rent.

7. The Base Year for Operating Expenses and the Base Year for Real Estate Taxes, as defined in the said Lease, is _____________________.

8. The undersigned has no right or option pursuant to the said Lease or otherwise to purchase all or any part of the Premises or the Building of which the Premises are a part.

9. There are no other agreements written or oral between the undersigned and the Landlord with respect to the Lease and/or the Premises and Building.

10. The statements contained herein may be relied upon by the Landlord and by any prospective purchaser of the property of which the Premises is a part and its mortgage lender.

If a blank in this document is not filled in, the blank will be deemed to read “none”.

If Tenant is a corporation, the undersigned signatory is a duly appointed Officer of the corporation.

Dated this ______ day of _______, 20__.

Tenant:

By:
Name:
Title:

C-2

EXHIBIT D

FORM OF TENANT’S COMMENCEMENT LETTER

To:	(“Landlord”)

Date:

Tenant’s Commencement Letter

The undersigned, as the Tenant under that certain Office Lease (the “Lease”) dated ______________, made and entered into between ____________________, a __________________ as Landlord, and the undersigned, as Tenant, hereby certifies that:

1. The undersigned has accepted possession and entered into occupancy of Space __ of the Premises described in the Lease.

2. The Commencement Date of the Lease was ________________.

3. The Expiration Date of the Lease is __________________.

4. The Rent Commencement Date of the Lease is _____________.

5. The Lease is in full force and effect and has not been modified or amended.

Very truly yours,

,
a

By:
Name:
Title:

D-1

EXHIBIT E

[INTENTIONALLY DELETED]

E-1

EXHIBIT F

TENANT INSURANCE REQUIREMENTS

99 High Street

Tenant Insurance Requirements

Any company writing tenant’s insurance shall have an AM Best rating of not less than A-VII.

Additional Insured

Synergy named as additional insured to the tenant’s Commercial General Liability and Excess Liability (Umbrella) policies.

Cancellation

The Tenant must provide the Notice of Cancellation upon receipt from its insurance carrier.

Minimum Coverage Requirements – Commercial General Liability and Excess Liability

All tenant leases must require a minimum of five million dollars ($5,000,000) in total coverage divided between the following two (2) types of coverage:

Commercial General Liability - Minimum of Two Million Dollars ($2,000,000) per occurrence Excess Liability - Minimum of Three Million Dollars ($3,000,000).

Minimum Coverage Requirements – Worker’s Compensation

All tenant leases must include a requirement that the tenant carry Workers’ Compensation and Occupational Disease Overage for its employees complying with the statutory requirements of the state in which the Property is situated and employer’s liability insurance in amounts of not less than:

o $500,000 bodily injury per accident

o $500,000 disease each employee

o $500,000 disease policy limit

Workers’ Compensation and Employer’s Liability coverage policies must include a waiver of subrogation endorsement in favor of Synergy.

Liquor Liability Insurance – Limited to Tenants Selling and/or Serving Liquor

Liquor liability insurance is a type of business insurance that protects businesses selling and/or serving alcoholic beverages against loss or damages caused as the result of a customer or guest becoming intoxicated.

Please send updated COI to jfisher@synergyboston.com.

Please mail original to the below address:

c/o Synergy, 10 Post Office Square, Suite 300, Boston, Massachusetts 02109, Attn: Asset Management.

F-1

EXHIBIT G

99 HIGH STREET, BOSTON, MA

CLEANING SPECIFICATIONS

1.
General Cleaning Services - Tenant Area

Daily

a.
Wastebaskets and Trash Containers including recycling bins

Wastepaper containers and other waste receptacles to be emptied, exterior facing wiped clean, as needed, and returned to their original location. Collected waste will be removed to dumpster area in large trash liners, with areas kept clean.

b.
Desks, Credenzas, Chairs and Couches

Desks and credenza will be dusted on horizontal surfaces. Services to desktops of necessity are limited to those desktops that are reasonably clear of working papers. Desktops heavily laden with paper are to be dusted only in the exposed areas.

Chairs and couches will be dusted on horizontal surfaces. Fabric upholstered seats and arms rests are to be spot whisked. Side chairs are to be treated in a similar manner.

c.
Computers

Computer and related hardware cleaning is the sole responsibility of the person occupying the office.

NOTE: THE HANDLING OF DESKTOP PERSONAL EFFECTS SUCH AS VASES, PICTURES, AND OTHER DECORATIONS WILL BE HELD AT A MINIMUM.

d.
Wall Surfaces

Spot clean wall surfaces around light switches, push and kick plates, door moldings, and partitions with a mild detergent to remove finger marks and smudges.

e.
Glass Partitions

Interoffice glass and door glass is to be spot cleaned to remove fingerprints and smudges.

f.
Pictures

Dust wall hung pictures and other high dusting adornments.

g.
Low Dusting

Dust low horizontal bases of desks, chairs, and other office furniture.

h.
Private Lavs and Shower areas

Entire areas including floors, fixtures and tile floors and walls cleaned and disinfected.

Weekly

a.
General Dusting/High Dusting

Miscellaneous cabinets, bookcases, tables, counters, exposed shelving, window sills, thermostats, coat racks, tops of partitions and ledges under six feet high, as measured from the floor are to be dusted.

Quarterly

a.
Private Lavs and Shower areas

Floors and wall tiles scrubbed quarterly.

Annually

a.
Blinds

Dusted and cleaned.

2.
Floor Maintenance Services – General Office Area:

Daily

a.
Sweeping

Sweep clean, resilient hard surface flooring

b.
Mopping

Hard surface floors will be damp mopped with clean water and Neutral pH soap and rinsed.

c.
Carpeting

Carpets will be vacuumed in traffic areas and around desks.

d.
Spotting

Spot clean small spillage from carpets in office and common areas on an ongoing basis as found.

Weekly

a.
Vacuuming

Vacuum carpeting.

b.
Baseboards and Covers

Baseboards and covers are to be kept free of dust build-up.

c.
Buffing

Composition tile floors will be maintained with a non-slip interlocking floor finish. Finish will be spray buffed according to schedule (either bi-weekly or weekly as assigned).

Annually

a.
Scrub and seal composite and tile floors.
3.
General Cleaning Services-Common Area Restrooms

Daily

a.
Commodes and Urinals

Commodes and urinals will be washed and dried inside and out. Seats will be washed top to bottom.

b.
Wash Basins

Washbasins are to be washed and dried inside and out.

c.
Waste Receptacles

Empty sanitary napkin and waste receptacles. Polish surfaces of these receptacles.

d.
Paper Products

Toilet tissue, paper towels, poly-liners (small, medium and large) toilet seat covers, liquid soap or bar soap, sanitary napkins and sanitary napkin disposal unit waxed bags, are to be installed by the cleaner. Dispensing units are to be kept clean.

e.
Mirrors

Mirrors and vanity lights are to be cleaned and dry shined.

f.
Walls, Shelves, Ledges

Walls, shelves, ledges are to be cleaned to remove water splashes, soap splashes, fingerprints and smudges.

g.
Floors

Floors will be swept clean of any loose paper debris. Wet mop floors with a detergent disinfectant solution.

Weekly

a.
Wall Partitions

Tops of partitions will be dusted and sides spot cleaned with a detergent disinfectant solution.

Monthly

a.
Wall Partitions

Wash and clean.

b.
Vents

Dust entry door ventilating louvers and ceiling vents.

c.
Floors

Scrub and disinfect ceramic tile floors.

4.
General Cleaning Services-Main Lobby, Vestibules, Entrances and Common Areas

Daily

a.
All Weather Matting

Vacuum entrance walk-off mats. Remove gum and other debris during cleaning process.

b.
Glass

Remove fingerprints from entrance door glass inside and out.

c.
Furnishings

Dust lobby furnishings and wall attached objects, as needed.

d.
Upholstered/Leather Furnishings

Spot clean, as needed.

e.
Wall Surfaces

Clean or polish wall surfaces around light switches, wall plug outlets, kick plates, and door moldings to remove dust, fingerprints, and smudges.

f.
Metal Surfaces

Wipe clean metal frames and doorknobs, directional signs, directory and other metal surfaces.

g.
Policing

Police immediate area outside main entrances for debris, weather permitting. Pick-up cigarette butts, paper and other debris. Sweep area as needed to prevent from blowing into doors or other entrances.

h.
Vacuuming

Vacuum areas wall to wall.

i.
Hard Floor Surfaces

Sweep & Mop.

5.
Lobby /Vestibule Stone, marble and custom floor matting Maintenance Specifications

Nightly

1.
Remove walk off mats, chairs, tables, etc.
2.
Dust mop to remove all loose dirt and debris
3.
Dry mop all turn around to assure a streak free floor.
4.
Mop marks and splashes will be removed from walls, baseboards, furniture, or fixtures.

Weekly

a.
Vacuuming

Vacuum edges and corners.

b.
High and Low Dusting

Remove cobwebs from corners and ceiling and other low areas.

c.
Wall Attached Objects

Dust and clean fire equipment boxes, fire extinguisher, thermostats, etc.

Monthly

a.
Rinse entire granite floor using clean, warm water near revolving doors including apron area to the exterior.
b.
Hot water extract to over 200 degrees all lobby mats for May, June July, August, September, October; 2/x’s per month for January, February, March, April, November, December.
6.
General Cleaning Services-Stairways

Daily

a.
Stairs and Landings

Sweep to remove dust and debris.

b.
Lamping

Check in stairways for burned out lamps that need to be replaced and replace them.

c.
Stairs and Landing

Spot mop stairs from floor 2 down to garage in stairwells.

Three Days Per Week - Monday, Wednesday, and Friday

a.
Rails

Dust handrails and stringers.

b.
Doors

Check for general cleanliness, stairway, and utility doors on floors removing finger marks, smudges, and other marks.

Monthly

a.
Walls

Dust reachable light and horizontal fixtures. Clean wall mounted light fixtures, risers, and piping.

b.
Stairs and Landing

Wet mop stairs.

Annually

a.
Stairs and Landing

Strip and Wax with slip resistant product.

7.
General Cleaning Services-Elevators

Daily

a.
Interior Cab

Clean walls, doors, and flooring. Wipe clean and polish elevator call panels and other metal surfaces. Vacuum wall to wall.

b.
Exterior Cab

Clean and polish doors on each floor. Vacuum elevator tracks.

Weekly

a.
Elevator Door Saddles

Clean and vacuum out tracks. Scrub elevator tracks with to remove debris and to prepare to polish. Clean and polish elevator door saddles.

b.
Door Jambs

Clean elevator door jambs on all floors.

8.
General Cleaning Services-Trash Compactor and Loading Dock

Daily

a.
Sweeping

Sweep clean, hard surface flooring. Maintain loading dock and compactor areas.

Monthly

a.
Power wash loading dock floor monthly in April, May, June, July, August September and October.

9.
Vacant Areas

Weekly

a.
Policing

Ensure areas are free of trash and debris. Ensure restrooms are clean.

Monthly

a.
Vacuuming

Vacuum areas wall to wall.

b.
Dusting

Dust horizontal surfaces using microfiber.

10.
Exterior Building Windows
a.
Washed three times per year.

Exhibit H

Form of Guaranty

In consideration of the agreement of 99 HIGH STREET OWNER LLC ("Landlord"), to enter into that certain Lease dated as of June 4, 2025 (the "Lease") between Landlord and enGene USA, Inc. (“Tenant”), pertaining to certain premises located at 99 High Street in Boston, Massachusetts, the undersigned ENGENE HOLDINGS INC. ("Guarantor") hereby unconditionally and irrevocably guarantees (i) the timely and punctual payment of all Rent, as defined in the Lease, and all other payments required to be paid by Tenant pursuant to the terms and conditions of the Lease, and (ii) the timely and prompt performance and observance of all other obligations, covenants, conditions, duties, and liabilities of Tenant under the Lease.

Guarantor shall be directly and primarily liable to Landlord for any amount due from Tenant under the Lease, without requiring that Landlord first proceed against Tenant, join Tenant in any proceeding brought to enforce this Guaranty, or exhaust any security held by Landlord. The obligations of Guarantor include the payment to Landlord of any monies payable by Tenant under any provisions of the Lease, at law, or in equity, including, without limitation, any monies payable by virtue of the breach of any warranty, the grant of any indemnity or by virtue of any other covenant of Tenant under the Lease. Guarantor agrees that Landlord may deal with Tenant in any manner in connection with the Lease without the knowledge or consent of Guarantor and without affecting, limiting, or detracting from Guarantor's liability under this Guaranty. Without limiting the generality of the foregoing, Guarantor agrees that any extension of time, assignment of the Lease, amendment or modification to the Lease, delay or failure by Landlord in the enforcement of any right under the Lease, or compromise of the amount of any obligation or liability under the Lease made with or without the knowledge or consent of Guarantor shall not affect, limit, or detract from Guarantor's liability under this Guaranty. Guarantor's liability under this Guaranty shall not be affected, limited, or detracted from by any bankruptcy, reorganization, insolvency or similar proceeding affecting Tenant, nor by any termination or disaffirmance of the Lease or any of Tenant's obligations thereunder in connection with such proceeding. If all or any portion of Tenant's obligations under the Lease is paid or performed by Tenant, the obligations of Guarantor hereunder shall continue and remain in full force and effect to the extent that all or any part of such payment(s) or performance(s) is avoided or recovered directly or indirectly from Landlord as a preference, fraudulent transfer or otherwise. This Guaranty shall remain in full force and effect until the performance in full to Landlord's satisfaction of all obligations of Tenant under the Lease.

It shall be deemed a material default by Guarantor hereunder if any proceeding shall be instituted by or against Guarantor pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors. Guarantor shall give Landlord written notice regarding any such proceeding within two (2) Business Days after Guarantor first receives notice of the institution thereof. So long as guaranteed obligations remain outstanding hereunder, Guarantor shall not, without Landlord’s prior written consent, commence or join with any other person in commencing any bankruptcy or similar proceeding of or against Tenant. To the fullest extent permitted by law, Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay to Landlord or allow the claim of Landlord in respect of any interest, fees, costs, expenses or other guaranteed obligations accruing or arising after the date on which such case or proceeding is commenced.

Guarantor hereby subordinates any claim or other right now existing or hereafter acquired against Tenant that arises from the performance of Guarantor's obligations under this Guaranty, including, without limitation, any rights of contribution, indemnity, subrogation, reimbursement or exoneration, to payment of all obligations under the Lease with respect to any periods when the Tenant is in default of its obligations under the Lease. Guarantor hereby agrees to indemnify Landlord and hold it harmless from and against all loss and expense, including legal fees, suffered or incurred by Landlord as a result of claims to avoid any payment received by Landlord from Tenant with respect to the obligations of Tenant under the Lease.

Guarantor hereby waives presentment, protest, notice of default, demand for payment, and all other suretyship defenses whatsoever with respect to any payment guaranteed under this Guaranty, and agrees to pay unconditionally upon demand all amounts owed under the Lease. Guarantor further waives any setoff, defense or counterclaim that Tenant or Guarantor may have or claim to have against Landlord and the benefit of any statute of limitations affecting Guarantor's liability under this Guaranty. The liability of Guarantor under this Guaranty is a guaranty of payment and performance and not of collectability.

If Landlord retains an attorney to enforce this Guaranty or to bring any action or any appeal in connection with this Guaranty, the Lease, or the collection of any payment under this Guaranty or the Lease, Landlord shall be entitled to recover its attorneys' fees, costs and disbursements in connection therewith, as determined by the court before which such action or appeal is heard, in addition to any other relief to which Landlord may be entitled.

Landlord shall have the unrestricted right to assign this Guaranty in connection with an assignment of the landlord’s interest in the Lease without the consent of, or any other action required by, Guarantor. Each reference in this Guaranty to Landlord shall be deemed to include its successors and assigns, to whose benefit the provisions of this Guaranty shall also inure. Each reference in this Guaranty to Guarantor shall be deemed to include the successors and assigns of Guarantor, all of whom shall be bound by the provisions of this Guaranty; provided, however, notwithstanding any such assignment, the original Guarantor shall remain fully and completely liable and responsible for all of its obligations, duties, and liabilities under this Guaranty. In no event shall this Guaranty be assigned, transferred, modified or amended without the prior written consent of Landlord in each instance. Within ten (10) days after delivery of written demand therefor from Landlord, Guarantor shall execute and deliver to Landlord a statement in writing certifying that this Guaranty is unmodified and in full force and effect (or if amended or not fully in effect, an accurate statement of such matters), which statement may be conclusively relied upon by any prospective purchaser, lender, or mortgagee of the premises or property. If any provision of this Guaranty is held to be invalid or unenforceable, the validity and enforceability of the other provisions of this Guaranty shall not be affected.

As an inducement to Landlord to enter into the Lease, Guarantor hereby represents and warrants that: (i) Guarantor is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Guarantor is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; (iii) from and after the effective date of the above-referenced Executive Order, Guarantor (and any person, group, or entity which Guarantor controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation any assignment of this Guaranty or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Guarantor of the foregoing representations and warranties shall be deemed a default by Guarantor hereunder and shall be covered by the default provisions of this Guaranty, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Guaranty; (iv) Guarantor is duly formed and validly existing under the laws of the State of Delaware, has the capacity to be sued and does not enjoy immunity privileges; (v) this Guaranty has been duly authorized by all necessary corporate, limited liability company or other action on Guarantor’s part, has been duly executed and delivered by a duly authorized officer, and constitutes Guarantor’s valid and legally binding agreement in accordance with its terms; (vi) there is no action, suit or proceeding pending, or to the best of Guarantor’s knowledge, threatened in writing against or affecting Guarantor that is reasonably likely to materially and adversely affect the ability of Guarantor to perform its obligations with respect to this Guaranty; (vii) Guarantor is in compliance with the requirements of all applicable laws, rules, regulations, ordinances and orders applicable to Guarantor where noncompliance would affect the ability of Guarantor to perform its obligations under this Guaranty or result in a material adverse change in the business or condition, financial or otherwise, or results of operation or prospects of Guarantor; and (viii) Tenant is a wholly owned subsidiary of Guarantor.

Guarantor agrees that this Guaranty shall be construed in accordance with, and governed by, the laws of the Commonwealth of Massachusetts (excluding the laws applicable to conflicts of law). Guarantor further agrees that any action or litigation to enforce this Guaranty shall properly be within the jurisdiction of the courts of such state, and hereby expressly and irrevocably submits itself to the jurisdiction of such courts. Guarantor agrees that so far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Lease, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon it in any such court. Guarantor hereby irrevocably and unconditionally (a) submits to personal jurisdiction in the Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating to this Guaranty, and (b) waives any and all rights under the laws of any other jurisdiction to object to jurisdiction within the Commonwealth of Massachusetts or venue in any particular forum within the Commonwealth of Massachusetts. Guarantor agrees that methods of service of process shall be as provided for under applicable law. Nothing contained herein, however, shall prevent Landlord from bringing any suit, action or proceeding or exercising any rights against Guarantor, in the Commonwealth of Massachusetts, or other jurisdiction in which Guarantor is located, all at Landlord’s election, and against any property of Guarantor, in any other state. Initiating such suit, action or proceeding or taking such action in any state, jurisdiction or country shall in no event constitute a waiver of the agreement contained herein that the laws of the Commonwealth of Massachusetts shall govern the rights and obligations of Guarantor and Landlord or the submission herein made by Guarantor to personal jurisdiction within the Commonwealth of Massachusetts.

It is agreed that the failure of Landlord to insist in any one or more instances upon a strict performance or observance of any of the terms, provisions or covenants of the Lease or to exercise any right therein contained shall not be construed or deemed to be a waiver or relinquishment for the future of such term, provision, covenant or right, but the same shall continue and remain in full force and effect. Receipt by Landlord of rent with knowledge of the breach of any provision of the Lease shall not be deemed a waiver of such breach.

No subletting, assignment or other transfer of the Lease, or any interest therein, shall operate to extinguish or diminish the liability of Guarantor under this Guaranty; and wherever reference is made to the liability of Tenant named in the Lease, such reference shall be deemed likewise to refer to Guarantor.

All payments becoming due under this Guaranty and not paid within ten (10) Business Days after written notice from Landlord that the same is due shall bear interest from the applicable due date until received by Landlord at the Interest Rate as defined in the Lease.

Guarantor hereby waives the right to trial by jury in any action or proceeding that may hereafter be instituted by Landlord against Guarantor with respect to this Guaranty.

This Guaranty may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, in addition to electronically produced signatures, “electronic signature” shall include electronically scanned and transmitted versions (e.g., via PDF and/or DocuSign) of an original signature. This Guaranty may be executed in multiple counterparts (which counterparts may be executed and delivered by PDF, DocuSign, or another file sent by email) which shall together constitute a single document. Any executed counterpart of this Guaranty delivered by PDF, DocuSign or another file sent by email shall be equally effective as an original counterpart for all purposes.

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed by its duly authorized representative, as an instrument under seal as of this 4th day of June, 2025.

GUARANTOR:

ENGENE HOLDINGS INC., a corporation organized under the laws of British Columbia, Canada

By:
Its:

Address for Notices:	enGene Holdings Inc. 4868 Rue Levy, Suite 220 Saint-Laurent, QC, Canada H4R 2P1